Exhibit 10.2

EXECUTION VERSION

Deal CUSIP: 29717DAN4
Facility CUSIP: 29717DAP9

TERM LOAN AGREEMENT
dated as of May 20, 2025
among
ESSEX PORTFOLIO, L.P.,
a California limited partnership,
THE LENDERS LISTED HEREIN,
U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent
and
BANK OF AMERICA, N.A., REGIONS BANK and TD BANK, N.A.,
as Co-Syndication Agents

U.S. BANK NATIONAL ASSOCIATION,
as Sole Bookrunner,
CITY NATIONAL BANK and TRUIST BANK,
as Co-Documentation Agents, and
U.S. BANK NATIONAL ASSOCIATION, BOFA SECURITIES, INC., REGIONS CAPITAL MARKETS and TD BANK, N.A.,
as Joint Lead Arrangers

Page

1.DEFINITIONS.		1
1.1	Defined Terms	1
1.2	Other Interpretive Provisions	30
1.2.1	Use of Defined Terms	30
1.2.2	Certain Common Terms	31
1.2.3	Accounting Principles	32
1.2.4	Divisions	32
1.2.5	Rates	32
2. LOAN AMOUNTS AND TERMS		33
2.1	Amount and Terms of Commitment	33
2.2	[Intentionally Omitted]	33
2.3	Procedure for Obtaining Loans	33
2.4	Loan Accounts; Notes	34
2.4.1	Loan Accounts	34
2.4.2	Notes	34
2.5	[Intentionally Omitted]	35
2.6	Conversion and Continuation Elections of Committed Loans	35
2.6.1	Election to Convert and Renew	35
2.6.2	Notice of Conversion/Continuation	35
2.6.3	Failure to Select a New Interest Period	36
2.6.4	Number of Interest Periods	36
2.7	Voluntary Termination or Reduction of Commitment	36
2.8	Principal Payments	36
2.8.1	Optional Prepayments of the Committed Loans	36
2.8.2	[Intentionally Omitted]	37
2.8.3	Mandatory Repayments	37
2.8.4	Repayment at Maturity	37
2.9	Increase in Maximum Facility Amount	37
2.9.1	Request for Increase	37
2.9.2	No Lender Consent Required	37

-i-

(continued)
Page

2.9.3	Administrative Agent Consent and Conditions to Increase	37
2.9.4	Rights of Eligible Assignees	38
2.9.5	Conditions of Increase in Maximum Facility Amount	38
2.10	Interest	39
2.10.1	Accrual Rate	39
2.10.2	Payment	39
2.10.3	Default Interest	39
2.10.4	Maximum Legal Rate	39
2.11	Fees	39
2.12	Computation of Fees and Interest	40
2.13	Payments by Borrower	40
2.13.1	Timing of Payments	40
2.13.2	Non-Business Days	41
2.13.3	Payment May be Made by Administrative Agent	41
2.14	Payments by the Lenders to Administrative Agent	41
2.14.1	Administrative Agent May Make Committed Borrowings Available	41
2.14.2	Obligations of Lenders Several	42
2.14.3	Failure to Satisfy Conditions Precedent	42
2.14.4	Funding Source	42
2.15	Sharing of Payments, Etc.	42
2.16	Defaulting Lender	42
2.16.1	Defaulting Lender Adjustments	42
2.16.2	Defaulting Lender Cure	43
2.17	First Extension of Maturity Date	43
2.18	Second Extension of Maturity Date	44
3. TAXES, YIELD PROTECTION AND ILLEGALITY		45
3.1	Taxes	45
3.1.1	Payments Free of Taxes	45
3.1.2	Payment of Other Taxes by Borrower	45
3.1.3	Indemnification by Borrower	45

-ii-

(continued)
Page

3.1.4	Evidence of Payments	45
3.1.5	Status of Lenders	45
3.1.6	Treatment of Certain Refunds	46
3.1.7	FATCA	46
3.2	Illegality	47
3.3	Increased Costs	47
3.3.1	Increased Costs Generally	47
3.3.2	Capital Requirements	47
3.3.3	Delay in Requests	48
3.4	Funding Losses	48
3.5	Inability to Determine Rates; Benchmark Replacement	49
3.5.1	Inability to Determine Rates	49
3.5.2	Benchmark Replacement	50
3.6	Certificate of Lender	51
3.7	Mitigation Obligations; Replacement of Lenders	51
3.8	Survival	52
4. Reserved		52
5. CONDITIONS TO DISBURSEMENTS		52
5.1	Effectiveness of this Agreement	52
5.1.1	Deliveries to Administrative Agent	52
5.1.2	Payment of Fees	53
5.1.3	Payment of Expenses	53
5.2	Conditions to all Borrowings	53
5.2.1	Notice of Committed Borrowing or Conversion/Continuation	53
5.2.2	Availability	54
5.2.3	Representations and Warranties	54
5.2.4	No Default	54
6. COVENANTS OF BORROWER AND GUARANTOR		54
6.1	Specific Affirmative Covenants	54
6.1.1	Compliance with Law	54

-iii-

(continued)
Page

6.1.2	Reserved	54
6.1.3	Insurance	54
6.1.4	Preservation of Rights	55
6.1.5	Taxes	56
6.1.6	Certificate of Beneficial Ownership and Other Additional Information	56
6.2	Payment of Expenses	56
6.3	Financial and Other Information; Certification	57
6.4	Notices	59
6.5	Negative Covenants	60
6.5.1	Limitations on Certain Activities	60
6.5.2	Material Changes	61
6.6	Type of Business; Development Covenants	61
6.7	Performance of Acts	62
6.8	Keeping Guarantor Informed	62
6.9	Maximum Total Liabilities to Gross Asset Value	62
6.10	Certain Debt Limitations	62
6.11	Fixed Charge Coverage Ratio	62
6.12	Maximum Unsecured Debt Leverage Ratio	62
6.13	Maximum Quarterly Dividends	62
6.14	Negative Pledge; Limitations on Affiliate Indebtedness	62
6.15	Change in Ownership of Borrower or Management of the Unencumbered Property	63
6.16	Books and Records	64
6.17	Audits	64
6.18	Cooperation	64
6.19	ERISA Plans	64
6.20	Use of Proceeds	64
6.21	Use of Proceeds – Ineligible Securities	64
7. REPRESENTATIONS AND WARRANTIES		64
7.1	Organization of Borrower and Guarantor	65

-iv-

(continued)
Page

7.2	Authorization	65
7.3	Enforceable Agreement	65
7.4	Good Standing	65
7.5	No Conflicts	65
7.6	Financial Information	65
7.7	Borrower Not a “Foreign Person”	65
7.8	Lawsuits	65
7.9	Permits, Franchises	66
7.10	Other Obligations	66
7.11	Income Tax Returns	66
7.12	No Event of Default	66
7.13	ERISA Plans	66
7.14	Location of Borrower	66
7.15	No Required Third Party/Governmental Approvals	66
7.16	Regulated Entities	66
7.17	Anti-Money Laundering Laws; Anti-Corruption Laws; Sanctions; Anti- Terrorism Laws	67
7.18	Certificate of Beneficial Ownership	67
7.19	Affected Financial Institution	67
8. DEFAULT AND REMEDIES		67
8.1	Events of Default	67
8.2	Remedies	69
8.2.1	Termination of Commitment to Lend	70
8.2.2	Acceleration of Loans	70
8.2.3	Intentionally Omitted	70
8.2.4	Exercise of Rights and Remedies	70
8.3	Application of Funds	70
9. ADMINISTRATIVE AGENT		71
9.1	Appointment and Authority	71
9.2	Rights as a Lender	71
9.3	Exculpatory Provisions	71

-v-

(continued)
Page

9.3.1	Limitation of Administrative Agent’s Duties	71
9.3.2	Limitation of Administrative Agent’s Liability	71
9.3.3	Limitation of Administrative Agent’s Responsibilities	72
9.4	Reliance by Administrative Agent	72
9.5	Delegation of Duties	72
9.6	Resignation of Administrative Agent	72
9.6.1	Notice of Resignation	72
9.6.2	Intentionally Omitted	73
9.7	Non-Reliance on Administrative Agent and Other Lenders	73
9.8	No Other Duties, Etc.	73
9.9	Administrative Agent May File Proofs of Claim	74
9.10	Certain ERISA Matters	74
9.11	Erroneous Payments	75
10. MISCELLANEOUS PROVISIONS		77
10.1	Amendments and Waivers	77
10.2	Notices; Effectiveness; Electronic Communication	79
10.3	No Waiver; Cumulative Remedies	81
10.4	Costs and Expenses; Indemnity; Waiver of Consequential Damages, Etc.	82
10.5	Successors and Assigns	83
10.6	Confidentiality	86
10.7	Right of Setoff	87
10.8	No Third Parties Benefited	87
10.9	Payments Set Aside	87
10.10	Counterparts; Integration; Effectiveness	88
10.11	Survival of Representations and Warranties	88
10.12	Severability	88
10.13	Replacement of Lenders	88
10.14	Governing Law; Jurisdiction; Etc	89
10.15	Waiver of Jury Trial	90
10.16	Judicial Reference	90

-vi-

(continued)
Page

10.17	PATRIOT Act Notice; Anti-Money Laundering Compliance	90
10.18	Time of the Essence	91
10.19	No Fiduciary Relationship	91
10.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	91
10.21	Acknowledgement Regarding Any Supported QFCs	92
10.22	Document Imaging; Electronic Transactions and the UETA; Telecopy and PDF Signatures; Electronic Signatures	93

-vii-

SCHEDULES & EXHIBITS

SCHEDULE 1.1	LENDERS’ NAMES AND PRO RATA SHARES

SCHEDULE 1.2	ADMINISTRATIVE AGENT’S OFFICE; ADMINISTRATIVE AGENT’S PAYMENT OFFICE

SCHEDULE 1.4	PROCESSING AND RECORDATION FEES

EXHIBIT A-1	UNENCUMBERED STABILIZED ASSET PROPERTY

EXHIBIT A-2	UNENCUMBERED DEVELOPMENT PROPERTY

EXHIBIT B	FORM OF NOTICE OF COMMITTED BORROWING OR CONVERSION/CONTINUATION

EXHIBIT C	[Intentionally Omitted]

EXHIBIT D	COMPLIANCE CERTIFICATE

EXHIBIT E	FORM OF ASSIGNMENT AND ASSUMPTION

EXHIBIT F	FORM OF PAYMENT GUARANTY (GUARANTOR)

EXHIBIT G	FORM OF NOTE

TERM LOAN AGREEMENT
This TERM LOAN AGREEMENT (this ‘“Agreement”), dated as of May 20, 2025, is among ESSEX PORTFOLIO, L.P., a California limited partnership (“Borrower”), the several financial institutions from time to time party to this Agreement (collectively, the “Lenders,” and individually, each a “Lender”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
Background
Borrower has requested that Administrative Agent and Lenders make a term loan to Borrower in the maximum amount of Three Hundred Million Dollars ($300,000,000). Administrative Agent and Lenders are willing to make such term loan, subject to the terms and conditions set forth in this Agreement, and in reliance on the representations, covenants and agreements of Borrower and Guarantor set forth herein and in the other Loan Documents.
Agreement
NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1.    DEFINITIONS.
1.1    Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:
“Act” has the meaning set forth in Section 10.17.
“Adjusted Daily Simple SOFR Rate” means, with respect to any Daily Simple SOFR Loan, an interest rate per annum equal to the greater of (a) zero and (b) the sum of (i) Daily Simple SOFR plus (ii) the SOFR Adjustment.
“Adjusted Term SOFR Screen Rate” means, with respect to any Term SOFR Rate Committed Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) zero and (b) the sum of (i) the Term SOFR Screen Rate for such Interest Period, plus (ii) the SOFR Adjustment.
“Administrative Agent” means U.S. Bank National Association, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and any successor administrative agent designated under Section 9.6.
“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 1.2, or such other address or account as Administrative Agent may from time to time notify Borrower and the Lenders in writing.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affected Financial Institution” means (i) any EEA Financial Institution or (ii) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.
“Agent’s Payment Office” means the address for payments set forth herein for Administrative Agent, as specified in Schedule 1.2, or such other address as Administrative Agent may from time to time specify by the delivery of a written notice to Borrower and the Lenders.
“Agreement” means this Term Loan Agreement, as supplemented, modified, amended or amended and restated from time to time.
“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) 1%, (b) the Prime Rate for such day, (c) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum and (d) SOFR in effect on such day (taking into account any SOFR floor set forth in the definition of “Daily Simple SOFR”) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or SOFR shall be effective from the effective date of such change. If the Alternate Base Rate is being used when SOFR Borrowings are unavailable pursuant to Section 2.10.3 or 3.5, then the Alternate Base Rate shall be the highest of clauses (a), (b) and (c) above, without reference to clause (d) above.
“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and any other anti-corruption law applicable to the Borrower and its Subsidiaries.
“Anti-Money Laundering Laws” means (a) the Bank Secrecy Act and the PATRIOT Act, (b) the U.K. Proceeds of Crime Act 2002; the Money Laundering Regulations 2017, as amended and the Terrorist Asset-Freezing etc. Act 2010; and (c) any other applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction in which any Loan Party is located or doing business.
“Applicable Base Rate Committed Loan Margin” means the Applicable Committed Loan Margin for Base Rate Committed Loans.
“Applicable Committed Loan Margin” means the Applicable SOFR Committed Loan Margin or the Applicable Base Rate Committed Loan Margin determined from the following pricing grid based on the current published or private ratings of Guarantor’s senior unsecured long term debt, as provided below:

TIER	GUARANTOR’S SENIOR UNSECURED LONG TERM DEBT RATING	APPLICABLE SOFR COMMITTED LOAN MARGIN	APPLICABLE BASE RATE COMMITTED LOAN MARGIN
I	A- and/or A3 or better	0.80%	0.00%
II	BBB+ and/or Baa1	0.85%	0.00%
III	BBB and/or Baa2	0.95%	0.00%

IV	BBB- and/or Baa3	1.20%	0.20%
V	Less than BBB- and/or Baa3	1.60%	0.60%
Borrower shall provide to Administrative Agent written evidence of the current rating or ratings on Guarantor’s senior unsecured long term debt by any of Moody’s, S&P and/or Fitch, if such rating agency has provided to Guarantor a rating on such senior unsecured long term debt, which evidence shall be reasonably acceptable to Administrative Agent; provided, that, at a minimum, Guarantor must provide such a rating from either Moody’s or S&P. In the event that Guarantor has a rating on its senior unsecured long term debt provided by (a) both Moody’s and S&P, (b) both Moody’s and Fitch, (c) both S&P and Fitch, or (d) each of Moody’s, S&P and Fitch, and there is a difference in rating between such rating agencies, the Applicable Committed Loan Margin shall be based on the higher rating. Changes in the Applicable Committed Loan Margin shall become effective on the first day following the date on which any of Moody’s, S&P or Fitch that has provided Guarantor a rating on Guarantor’s senior unsecured long term debt changes such rating. Borrower shall notify Administrative Agent of any such changes in Guarantor’s senior unsecured long term debt pursuant to and in accordance with Section 6.4(i). On the Closing Date, the Applicable Committed Loan Margin shall be based on Tier II.
“Applicable SOFR Committed Loan Margin” means the Applicable Committed Loan Margin for SOFR Committed Loans.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means, collectively, U.S. Bank, BofA Securities, Inc., Regions Bank and TD Bank, N.A., in their capacities as joint lead arrangers.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.5), and accepted by Administrative Agent, in substantially the form of Exhibit E or any other form approved by Administrative Agent.
“Availability” means, at any time, an amount equal to the lesser of (a) the Maximum Facility Amount at such time and (b) the maximum possible Outstanding Amount of all Loans that would permit Borrower to remain in compliance with the financial covenants set forth in Sections 6.9, 6.11 and 6.12 on a pro forma basis (i.e., using the covenant compliance calculations from the Compliance Certificate most recently delivered by Borrower and then giving effect to the amount of any requested Loan).
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y)

otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (i) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (ii) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day plus (b) the Applicable Base Rate Committed Loan Margin for such day, in each case changing when and as the Alternate Base Rate or the Applicable Base Rate Committed Loan Margin changes.
“Base Rate Committed Borrowing” means a Committed Borrowing consisting of Base Rate Committed Loans.
“Base Rate Committed Loan” means a Committed Loan that bears interest based on the Alternate Base Rate.
“Benchmark” means, initially, in the case of Term SOFR Rate Committed Borrowings, the Term SOFR Screen Rate and, in the case of Daily Simple SOFR Rate Loans, Daily Simple SOFR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.5.2, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 3.5.2.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    Daily Simple SOFR; or
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement pursuant to clause (2) of the definition of “Benchmark Replacement” for any applicable Interest Period and Available Tenor for any setting of such Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Borrowing”, the definition of “Term SOFR Rate Committed Borrowing,” the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Daily Simple SOFR Rate Loan”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); and
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by any of the entities referenced in clause (2) above announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 3.5.2, and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 3.5.2.
“Beneficial Owner” means, for Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of Borrower’s equity interests; and (b) a single individual with significant responsibility to control, manage, or direct Borrower.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” has the meaning set forth in the introductory paragraph hereof.
“Borrower’s Knowledge” means the actual knowledge of the general counsel, principal financial officer or chief executive officer of the general partner of Borrower; provided, however, that, if Administrative Agent or any Lender sends a notice with regards to any matter pursuant to the provisions of Section 10.2 hereof, Borrower shall be deemed to have knowledge of the matters set forth in such notice as of the date of receipt of such written notice.
“Borrowing” means a borrowing of Loan proceeds hereunder.
“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system; provided that, when used in connection with SOFR, Daily Simple SOFR or the Term SOFR Screen Rate, the term “Business Day” excludes any day on which the Securities Industry and Financial Markets Association (SIFMA) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Capital Interest” means, with respect to any Joint Venture, the ratio of (i) Borrower’s contribution to the capital of such Joint Venture to (ii) the aggregate amount of all contributions to the capital of such Joint Venture.
“Capitalization Rate” means 5.75%.
“Capital Reserve” means $50.00 per unit per quarter for all stabilized real properties owned by Guarantor and its consolidated subsidiaries.
“Cash and Cash Equivalents” means, as of any date, unrestricted cash and unrestricted:
(i)    securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date;
(ii)    mutual funds organized under the United States Investment Company Act rated AAm or AAm-G by S&P and P-1 by Moody’s;
(iii)    certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by

Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;
(iv)    bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than Al by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;
(v)    repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by U.S. Government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;
(vi)    short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;
(vii)    commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least Al by Moody’s;
(viii)    investments in money market funds in which substantially all the assets are comprised of investments of the character, quality and maturity described in clauses (i) through (vii) of this definition; and
(ix)    marketable securities actively traded on a public exchange.
“Certificate of Beneficial Ownership” means, for Borrower, a certificate in form and substance acceptable to Administrative Agent and the Lenders (as amended or modified by Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of Borrower.
“Change in Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35.0% of the total voting power of the then outstanding voting stock of Guarantor; provided, however, that Persons acquiring common shares of Guarantor from Guarantor in connection with an acquisition or other transaction with Guarantor, without any agreement among such Persons to act together to hold, dispose of, or vote such shares following the acquisition of such shares, shall not be considered a “group” for purposes of this clause or (b) during any period of 12 consecutive months ending after the Closing, individuals who at the beginning of any such 12 month period constituted the Board of Directors of Guarantor cease for any reason to constitute a majority of the Board of Directors of Guarantor then in office, excluding any change in directors or trustees resulting from (i) the election of any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of Guarantor was approved by a vote of a majority of the directors or trustees then still in office who were either directors or trustees at the beginning of such period or whose election or nomination for election was previously so approved), (ii) the retirement/resignation of any director or trustee as a result of compliance with any written policy of Guarantor requiring retirement/resignation from the Board of Directors upon reaching the retirement age specified in such policy, (iii) the death or disability of any director or trustee, (iv) satisfaction of any requirement for the majority of the members of the board of directors or trustees of Guarantor to qualify under applicable law as independent directors or trustees or (v) the replacement of any director or trustee who is an officer or employee of Guarantor or an affiliate of Guarantor with any other officer or employee of Guarantor or an affiliate of Guarantor.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Administrative Agent for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law) , in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
“Closing Date” means the earliest date on which all conditions precedent set forth in Section 5.1 are satisfied or waived in accordance with Section 10.1(a).
“Co-Documentation Agent” means City National Bank and Truist Bank.
“Co-Syndication Agent” means Bank of America, N.A., Regions Bank and TD Bank, N.A.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
“Commitment” means, as to each Lender, its obligation to make Committed Loans to Borrower pursuant to Section 2, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Commitment Fee” has the meaning set forth in Section 2.11(b).
“Commitment Termination Date” means May 20, 2026.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Term SOFR Rate Committed Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.1.
“Committed Loan” means advances of loan proceeds by Lenders to Borrower hereunder (and is sometimes also referred to herein simply as “Loan” or “Loans”).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
“Completion of Construction” means, with respect to any real property, the date that final certificates of occupancy have been issued for all buildings on such property.
“Compliance Certificate” means a compliance certificate, substantially similar to the form of Exhibit D, signed and certified by an authorized financial officer of Borrower.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means (a) Borrower and Guarantor and (b) each Person that, directly or indirectly, is in control of Borrower or Guarantor. For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“Daily Simple SOFR” means, for any day, an interest rate per annum equal to the greater of (a) SOFR for the day that is five Business Days prior to (i) if such day is a Business Day, such day or (ii) if such day is not a Business Day, the Business Day immediately preceding such day, and (b) zero; provided that if SOFR is not published on such Business Day due to a holiday or other circumstance that the Administrative Agent deems in its sole discretion to be temporary, the applicable SOFR rate shall be the SOFR rate last published prior to such Business Day. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. For purposes of determining any interest rate hereunder or under any Loan Document which is based on Daily Simple SOFR, such interest rate shall change as and when Daily Simple SOFR shall change.
“Daily Simple SOFR Rate Loan” means a Loan that bears interest at the Adjusted Daily Simple SOFR Rate.

“Debt Service” means with respect to any Indebtedness, the sum of (x) the aggregate interest payments and other fees paid or payable in respect of or relating to such Indebtedness, plus (y) the aggregate principal installments paid and payable (but not balloon payments) and excluding any non-cash mark to market items and prepayment premiums.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or circumstance which, with notice or the passage of time or both, would become an Event of Default.
“Defaulting Lender” means, subject to Section 2.16.2, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days after the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days after the date when due, (b) has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Debtor Relief Laws of the United States or other applicable jurisdictions from time to time in effect, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16.2) upon delivery of written notice of such determination to Borrower and each Lender.
“Default Rate” means the per annum rate of interest that is 400 basis points in excess of the rate otherwise applicable.
“Designated Borrower’s Account” has the meaning given to it in Section 9.4.
“Development Limits” has the meaning given to it in Section 6.6.
“Dollar” and “$” mean lawful money of the United States.
“EBITDA” means, for any fiscal period of Guarantor and its consolidated subsidiaries, without duplication, (a) the sum for such period of (i) consolidated net income, (ii) consolidated interest expense (including capitalized interest expense); (iii) consolidated charges against income for all federal, state and local taxes based on income, (iv) consolidated depreciation expense, (v) consolidated amortization expense, (vi) the aggregate amount of other non-cash charges and expenses, and (vii) the aggregate amount of extraordinary losses included in the determination of consolidated net income for such period, less (b) the aggregate amount of extraordinary gains included in the determination of consolidated net income for such period, and in each case excluding all Non-Borrower Interests, all as determined in accordance with GAAP, consistently applied. For purposes of this definition, EBITDA includes Borrower’s pro rata shares of interest expense, federal, state and local taxes based on income, depreciation expense and amortization expense for such Joint Venture Investments. For the purposes of calculating EBITDA in order to determine Gross Asset Value, EBITDA shall not be deemed to include corporate level general and administrative expenses and other corporate expenses, such as land holding costs, employee and trustee stock and stock option expenses and pursuit costs write-offs, all as determined in good faith by Borrower.
“ECSA” means the Electronic Commerce Security Act, as in effect in the State of Illinois, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Lichtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; (d) an Eligible Lender; and (e) any other Person (other than a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) or a Defaulting Lender) approved by (i) Administrative Agent in its reasonable discretion, and (ii) unless an Event of Default has occurred and is continuing, Borrower (each such approval by Borrower not to be unreasonably withheld or delayed); provided that Borrower shall be deemed to have consented to any such assignment unless it objects thereto by written notice to Administrative Agent within ten (10) Business Days after having received notice thereof; provided further, that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or subsidiaries. Approval by Administrative Agent or, if required, by Borrower, of any Person as an Eligible Assignee shall not constitute a waiver of any right to approve any other Person before such other Person can become an Eligible Assignee.
“Eligible Lender” means any Person, other than Borrower or any Affiliates or subsidiaries of Borrower who (i) is rated BBB or better by S&P or Baa2 or better by Moody’s or is a commercial bank, financial institution, institutional lender with total assets of at least $10,000,000,000, and (ii) is regularly engaged in the business of commercial real estate lending and maintains one or more lending offices in the United States.
“Environmental Laws” means all federal, state, and local laws, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements, governmental restrictions and regulations relating to pollution and the protection of the environment or the release of any Hazardous Substances into the environment, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. § 2601 et seq., the Clean Water Act, 33 U.S.C. § 466 et seq., as amended, and the Clean Air Act, 42 U.S.C. § 7401 et seq.
“Equity Forward Contract” means a forward equity contract with respect to common Equity Interests of Guarantor, entered into by Guarantor and a Person (other than a Subsidiary of Guarantor).
“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan: or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.
“Erroneous Payment” has the meaning assigned to it in Section 9.11.1.
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.11.4.
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.11.4.
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.11.4.
“ESRA” means the Electronic Signatures and Records Act as in effect in the State of New York, as amended form time to time, and any successor statute, and any regulations promulgated thereunder from time to time.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” means any of the events or circumstances specified in Section 8.1.
“Excluded Taxes” means, with respect to Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it, under the laws of any Governmental Authority, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any Governmental Authority, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.1.5, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.1.5, and (d) any U.S. federal withholding Taxes imposed by FATCA.
“Extension Fee” means (a) with respect to an extension of the Initial Maturity Date pursuant to Section 2.17, a non-refundable fee in the amount of 12.5 basis points of the Outstanding Amount of all Loans, and (b) with respect to an extension of the First Option Maturity Date pursuant to Section 2.18, a non-refundable fee in the amount of 12.5 basis points of the Outstanding Amount of all Loans.
“E-Sign” means the Federal Electronic Signatures in Global and National Commerce Act, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“Federal Funds Effective Rate” means, for any day, the greater of (a) zero and (b) the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.
“Fee Letter” means, individually and collectively, (i) that certain letter agreement of even date herewith between U.S. Bank and Borrower and (ii) that certain letter agreement of even date herewith among Regions Capital Markets, Regions Bank and Borrower, each setting forth the payment of certain fees that are payable by Borrower to such parties in connection with this Agreement.
“First Option Maturity Date” has the meaning set forth in Section 2.17.
“Fitch” means Fitch, Inc.
“Fixed Charges” means, for any fiscal period of Guarantor and its consolidated subsidiaries, the sum of the following items for such period (including Borrower’s pro rata share of each such item for each Joint Venture): (i) interest expense (whether paid or accrued), other than interest expense on Permitted Subordinated Indebtedness, (ii) capitalized interest expense, other than capitalized interest expense with respect to Permitted Subordinated Indebtedness, (iii) preferred stock dividends, (iv) scheduled principal payments on Indebtedness, other than balloon payments and other than payments in respect to Permitted Subordinated Indebtedness, and (v) a reserve for recurring capital expenditures in an amount equal to the Capital Reserve for such period. For the purposes hereof, “Fixed Charges” shall not include any non-cash interest expense or deferred amortization costs.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Screen Rate or the Adjusted Daily Simple SOFR Rate or, if no floor is specified, zero.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction. As an example, if Borrower is a resident of the United States for tax purposes, a “Foreign Lender” will be any Lender that is organized under the laws of any country other than the United States.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funds From Operations” means, with respect to Guarantor and its consolidated subsidiaries, net income calculated in conformity with the National Association of Real Estate Investment Trusts in its White Paper on Funds From Operations, as published from time to time.
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Gross Asset Value” means, at any time, the sum (without duplication) of (i) an amount equal to EBITDA for Guarantor and its consolidated subsidiaries for the most recent four (4) consecutive fiscal quarters for which Administrative Agent has received financial statements (the “Measuring Period”) (excluding any income attributable to properties bought or sold during such Measuring Period), and divided by the applicable Capitalization Rate (expressed as a decimal); (ii) the amount of cash and marketable securities held by Guarantor and its consolidated subsidiaries as of the end of such Measuring Period; (iii) the aggregate acquisition cost of properties acquired by Guarantor or any of its consolidated subsidiaries during such Measuring Period (including Borrower’s pro rata shares of any properties acquired by Joint Ventures, based on its Capital Interests in such Joint Ventures); (iv) the aggregate positive amount of net cash proceeds that would be due to Guarantor from all Equity Forward Contracts that have not yet settled as of such date, calculated as if such Equity Forward Contracts were settled by Guarantor’s delivery of its common shares as of, and such net cash proceeds were actually received on, the last day of the then most recently ended fiscal quarter; provided, that such calculation shall exclude each Equity Forward Contract, if any, with respect to which either (x) Guarantor or the counterparty would not reasonably be expected (as determined in good faith by Guarantor), for any reason, to be able to fulfill its obligations thereunder prior to the latest Maturity Date or (y) Guarantor no longer intends to issue shares sufficient to realize such proceeds; and (v) the aggregate book value of all development property as of the end of the Measuring Period (including Borrower’s pro rata share of development property held by Joint Ventures, based on its Capital Interests in such Joint Ventures). For the purposes of the foregoing clause (v), “development property” shall include all properties from the date that such properties are listed as development projects in Guarantor’s 10K or 10Q until the date that is eighteen (18) months following the date on which Completion of Construction on such development property has occurred.
“Guarantor” means Essex Property Trust, Inc., a Maryland corporation operating as a real estate investment trust.
“Guaranty” means that certain Payment Guaranty, dated as of the date hereof, executed by Guarantor and substantially in the form of Exhibit F attached hereto.
“Guaranty Obligation” means, as applied to any Person, without duplication, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation of another Person. The amount of any Guaranty Obligation shall be deemed equal to the maximum reasonably anticipated liability in respect thereof.
“Hazardous Substance” means any substance, material or waste, including asbestos and petroleum (including crude oil or any fraction thereof), polychlorinated biphenyls, radon gas, urea formaldehyde foam insulation, explosive or radioactive material, or infectious or medical wastes, which is or becomes designated, classified or regulated as “toxic,” “hazardous,” a “pollutant” or similar designation under, or which is regulated pursuant to, any Environmental Law.
“Increase Effective Date” has the meaning set forth in Section 2.9.3(e).
“Indebtedness” means, as it relates to any Person, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services; (c) all reimbursement obligations with respect to surety bonds, letters of credit and similar instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (g) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitee” has the meaning set forth in Section 10.4(b).
“Information” has the meaning set forth in Section 10.6.
“Initial Maturity Date” means May 20, 2028, or, if such date is not a Business Day, the immediately preceding Business Day.
“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case (a) and (b) undertaken under U.S. federal, state or foreign law, including the United States Bankruptcy Code (11 U.S.C. §101 et seq.).
“Intercompany Creditor” has the meaning set forth in Section 6.14(b).
“Interest Payment Date” means (a) as to any Term SOFR Rate Committed Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided, however, that if any Interest Period for a Term SOFR Rate Committed Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Committed Loan, the first Business Day of each calendar quarter and the applicable Maturity Date; and (c) as to any Daily Simple SOFR Rate Loan, the first Business Day of each calendar month and the applicable Maturity Date.
“Interest Period” means, as to any Term SOFR Rate Committed Loan, the period commencing on the Business Day the Loan is disbursed or continued or on the conversion date on which the Loan is converted to a Term SOFR Rate Committed Loan and ending on the date that is (x) one, three or six months thereafter (in each case, subject to the availability thereof) or (y) such other period as approved by Administrative Agent if available from all Lenders, in each case as selected by Borrower in its Notice of Borrowing or Conversion/Continuation; provided that:
(a)    if any Interest Period pertaining to a Term SOFR Rate Committed Loan would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; and
(b)    any Interest Period pertaining to a Term SOFR Rate Committed Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)    no Interest Period shall extend beyond the Maturity Date; and
(d)    no tenor that has been removed from this definition pursuant to Section 3.5.2(d) may be available for selection by Borrower.
“Joint Venture” means a Person in which Borrower has an ownership interest that is less than 100%.
“Joint Venture Investments” means the aggregate amount of Borrower’s investments (valued in accordance with GAAP), advances and loans to Joint Ventures unconsolidated under GAAP.
“Law(s)” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender Reply Period” has the meaning given to it in Section 10.2(f).
“Lender” and “Lenders” have the meaning set forth in the introductory paragraph hereof.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in the Administrative Questionnaire for such Lender, or such other office as such Lender may designate to Borrower and Administrative Agent in writing from time to time.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the lessor’s interest under a capital lease (determined in accordance with GAAP), any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement under the UCC (or any comparable law naming the owner of the asset to which such lien relates as debtor) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease (determined in accordance with GAAP).
“Loan(s)” means an extension of credit by a Lender to Borrower pursuant to Article 2.
“Loan Documents” means this Agreement, the Notes, the Guaranty, and any other documents delivered to Administrative Agent, on behalf of the Lenders, in connection therewith, in each case as supplemented, modified, amended or amended and restated from time to time.
“Loan Party” or “Loan Parties” means, individually or collectively, Borrower and Guarantor.

“Material Adverse Effect” means an event or circumstance or series of circumstances or events that materially and adversely affects (a) Borrower’s or Guarantor’s business, operations, properties or financial condition, taken as a whole; or (b) the ability of Borrower or Guarantor to pay or perform any of their respective payment obligations under the Loan Documents; (c) the legality, validity, binding effect or enforceability against Borrower or Guarantor of any Loan Document to which it is a party; or (d) the rights and remedies available to, or conferred upon, the Administrative Agent or any Lender under any Loan Document.
“Maturity Date” means the Initial Maturity Date, subject to being extended as set forth in Section 2.17 and Section 2.18.
“Maximum Facility Amount” means an amount equal to Three Hundred Million Dollars ($300,000,000), subject to increase pursuant to, and on the terms and subject to the conditions set forth in, Section 2.9, and as such amount shall be reduced from time to time on a dollar-for-dollar basis by all repayments of principal of the Loans.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Operating Income” means, with respect to any property, for the relevant period, the aggregate total cash revenues actually collected from the normal operation of such property (excluding all security deposits until such time as the tenant or other user making such deposit is no longer entitled to return thereof), plus amounts payable to unrelated third parties on behalf of the owner of the property, if actually paid, plus the proceeds of any rental or business interruption insurance actually received by the owner of the property with respect to such property, from which there shall be deducted all costs and expenses paid or payable by the owner and relating to such property (other than Debt Service which is paid and balloon payments), including (a) any charges paid in connection with the use, ownership or operation of such property, (b) any cost of repairs and maintenance, (c) management fees calculated as the greater of (x) the actual management fees for the applicable period and (y) 3% of the aggregate gross revenues for such property for the relevant period, plus any other costs associated with the management of such property, (d) any payroll cost and other expenses for general administration and overhead paid in connection with the use, ownership or operation of such property, (e) current real estate taxes, (f) any sums paid or subject to payment in the nature of a rebate, refund or other adjustment to revenue previously collected, (g) all assessment bond indebtedness (whether principal or interest) in respect of such property paid or payable for the interval in question, (h) all amounts paid to unrelated third parties on behalf of the owner of the property, and (i) any and all costs or expenses, of whatever nature or kind, incurred in connection with the use, ownership or operation of the property; provided, however, that such costs and expenses paid or payable by Borrower and relating to such property shall not include tenant improvement costs, leasing commissions or the costs and expenses of capital improvements and capital repairs, or depreciation, amortization or other non-cash expenses.

“Non-Borrower Interests” means (a) the portion of capital contributed to Borrower or any Joint Venture by a Person other than Borrower or Guarantor; and (b) the portion of income of Borrower or any Joint Venture that is allocated to a Person other than Borrower or Guarantor.
“Non-Recourse Indebtedness” means, with respect to any Person, Indebtedness of that Person with respect to which recourse to such Person for payment is contractually limited to specific assets encumbered by a Lien securing such Indebtedness. Notwithstanding the foregoing, Indebtedness of any Person shall not fail to constitute Non-Recourse Indebtedness by reason of the inclusion in any document evidencing, governing, securing or otherwise relating to such Indebtedness to the effect that such Person shall be liable, beyond the assets securing such Indebtedness, for (a) misapplied moneys, including insurance and condemnation proceeds and security deposits, (b) liabilities (including environmental liabilities) of the holders of such Indebtedness and their Affiliates to third parties, (c) breaches of customary representations and warranties given to the holders of such Indebtedness, (d) commission of waste with respect to any part of the collateral securing such Indebtedness, (e) recovery of rents, profits or other income attributable to the collateral securing such Indebtedness collected following a default, (f) fraud, gross negligence or willful misconduct, (g) breach of any covenants regarding compliance with ERISA, and (h) other similar exceptions to the non-recourse nature of the Indebtedness imposed by an institutional lender.
“Note” means each promissory note of Borrower payable to the order of a Lender, substantially in the form of Exhibit G hereto, and any amendments, supplements, modifications, renewals, replacements, consolidations or extensions thereof, evidencing the aggregate indebtedness of Borrower to a Lender resulting from Loans made by such Lender pursuant to this Agreement; “Notes” means, at any time, all of the Notes executed by Borrower in favor of a Lender outstanding at such time.
“Notice of Committed Borrowing or Conversion/Continuation” means a notice substantially in the form of Exhibit B given by Borrower to Administrative Agent pursuant to Section 2.3, or Section 2.6, as applicable.
“Obligations” means all Loans, advances, debts, liabilities, obligations and covenants owing from Borrower or Guarantor to any Lender, Administrative Agent or any Indemnitee under any Loan Document, whether absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against Borrower or Guarantor of any proceeding under any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Obligor” has the meaning set forth in Section 6.14(b).
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document. Other Taxes shall not include any Excluded Taxes.
“Outstanding Amount” means, with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.
“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by U.S. Bank at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to Borrower.
“O&M Plan” means an operations and maintenance plan relating to any asbestos containing materials.
“Participant” shall have the meaning set forth in Section 10.5(d).
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.
“Payment Recipient” has the meaning set forth in Section 9.11.1.
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Permitted Liens” means (i) liens for taxes, assessments or governmental charges or levies to the extent that Borrower or any subsidiary of Borrower is not yet required to pay the amount secured thereby; (ii) liens imposed by law, such as carrier’s, warehouseman’s, mechanic’s, materialman’s and other similar liens, arising in the ordinary course of business in respect of obligations that are not overdue or are being actively contested in good faith by appropriate proceedings and in compliance with Section 6.14(c) hereof, as long as Borrower or a subsidiary of Borrower, as applicable, has established and maintained adequate reserves for the payment of the same and, by reason of nonpayment, no property of Borrower or a subsidiary of

Borrower, as applicable, is in danger of being lost or forfeited; and (iii) easements, covenants, conditions and restrictions, reciprocal easement and access agreements and similar agreements relating to ownership and operation.
“Permitted Subordinated Indebtedness” means Indebtedness owing by an Obligor to an Intercompany Creditor, provided that such Intercompany Creditor has executed a subordination agreement in form and substance acceptable to Administrative Agent in its reasonable discretion.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, joint stock company, business trust, unincorporated association or Governmental Authority.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning given to it in Section 6.3.
“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by U.S. Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as such prime rate changes.
“Pro Rata Share” means, as to any Lender at any time, the percentage indicated for such Lender as its “Pro Rata Share” on Schedule 1.1 (expressed as a decimal rounded to the ninth decimal place), as such percentage may be adjusted from time to time as a result of an increase in the Maximum Facility Amount as provided in Section 2.9 or to account for any assignments of a Lender’s interest as provided in Section 10.5.
“QFC” has the meaning has the meaning set forth in Section 10.22.
“QFC Credit Support” has the meaning set forth in Section 10.22.
“Reference Time” means the time determined by the Administrative Agent in its reasonable discretion.
“Register” shall have the meaning set forth in Section 10.5(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Required Lenders” means, as of any date of determination, the Lenders having at least 51% of the Commitments or, if the commitment of each Lender to make Loans has been terminated, the Lenders holding in the aggregate at least 51% of the Outstanding Amount of all Loans; provided, however, that the Commitment of, and the portion of the Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that if there are fewer than three Lenders, all Lenders shall be Required Lenders. Notwithstanding the foregoing, as long as there are at least two (2) Lenders (other than Defaulting Lenders), Required Lenders shall include at least two (2) Lenders.
“Requirements of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation, or any determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Requirements” shall have the meaning set forth in Section 6.1.1.
“Responsible Officer” means any officer of the general partner of Borrower having the authority to execute Loan Documents, Notices of Committed Borrowing or Conversion/Continuation on behalf of Borrower, as identified to Administrative Agent in a certificate executed by the General Counsel, Principal Financial Officer, Chief Executive Officer, Vice President-Finance or Secretary of Borrower’s general partner.
“Sanctions” means sanctions administered or enforced from time to time by (a) the U.S. government, including, without limitation, those administered by the U.S. Department of the Treasury and its OFAC, the U.S. Department of State, the U.S. Department of Commerce and the U.S. Customs and Border Protection agency, (b) the government of Canada, (c) the United Nations Security Council, (d) the European Union, (e) His Majesty’s Treasury or (f) other relevant sanctions authority.
“Screen” has the meaning provided in the definition of Term SOFR Screen Rate.
“Second Option Maturity Date” has the meaning given to such term in Section 2.18.
“Secured Debt” means (i) other than with respect to Joint Ventures, Indebtedness that is secured by a Lien encumbering real property owned or leased by the obligor and (ii) with respect to a Joint Venture, Borrower’s and Guarantor’s pro rata share of Indebtedness that is secured by a Lien encumbering real property owned by such Joint Venture based upon Borrower’s and Guarantor’s Capital Interests in such Joint Venture. Notwithstanding the foregoing, Secured Debt shall not include any Permitted Subordinated Indebtedness.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Adjustment” means zero basis points (0.0%).
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Committed Borrowing” means a Committed Borrowing consisting of SOFR Committed Loans.
“SOFR Committed Loan” means a Committed Loan that is either a Term SOFR Rate Committed Loan or a Daily Simple SOFR Rate Loan, as applicable.
“Subsidiary” means, with respect to any Person, (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Borrower.
“Supplemental Signature Page” has the meaning set forth in Section 2.9.3(c).
“Supported QFC” has the meaning specified in Section 10.21.
“swap” means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“S&P” means S&P Global Ratings, a division of S&P Global Inc.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority and arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.
“Term SOFR Administrator” means CME Group Benchmark Administration Ltd. (or a successor administrator of Term SOFR).
“Term SOFR Administrator’s Website” means https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr, or any successor source for Term SOFR identified as such by the Term SOFR Administrator from time to time.

“Term SOFR Determination Date” has the meaning set forth in the definition of “Term SOFR Screen Rate”.
“Term SOFR Rate Committed Borrowing” means a Committed Borrowing consisting of Term SOFR Rate Committed Loans.
“Term SOFR Rate Committed Loan” means a Committed Loan that bears interest at the Adjusted Term SOFR Screen Rate.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Term SOFR Screen Rate” means, for the relevant Interest Period, the Term SOFR rate quoted by the Administrative Agent from the Term SOFR Administrator’s Website or the applicable Bloomberg screen (or other commercially available source providing such quotations as may be selected by the Administrative Agent from time to time) (the “Screen”) for such Interest Period, which shall be the Term SOFR rate published two Business Days before the first day of such Interest Period (such Business Day, the “Term SOFR Determination Date”). If as of 5:00 p.m. (New York time) on any Term SOFR Determination Date, the Term SOFR rate has not been published by the Term SOFR Administrator or on the Screen, then the rate used will be that as published by the Term SOFR Administrator or on the Screen for the first preceding Business Day for which such rate was published on such Screen so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date.
“Total Liabilities” means, without duplication, (a) all Indebtedness of Guarantor and its consolidated subsidiaries, including subordinated debt, capitalized leases, purchase obligations (defined as nonrefundable deposits and non-contingent obligations), and unfunded obligations of Guarantor, Borrower or any consolidated subsidiary reported in accordance with GAAP; (b) Borrower’s and Guarantor’s pro rata share of non-recourse liabilities of unconsolidated Joint Ventures, based on its Capital Interests in such Joint Ventures; and (c) all liabilities of Affiliates that are recourse to Borrower or Guarantor. The term “Total Liabilities” does not include (i) that portion of Borrower’s liabilities attributable to Non-Borrower Interests; (ii) any Permitted Subordinated Indebtedness; and (iii) to the extent any of the items set forth in the foregoing clauses (a) through (c) would be included as liabilities on the liability side of the balance sheet of Borrower and/or Guarantor in accordance with GAAP, excluding therefrom all accounts payable, accrued interest and expenses, prepaid rents, security deposits, tax liabilities and dividends declared but not yet paid.
“Type” means, in connection with a Committed Loan, the characterization of such loan as a Base Rate Committed Loan or a SOFR Committed Loan.
“UCC” means the Uniform Commercial Code as in effect in any jurisdiction, as the same may be amended, modified or supplemented from time to time.
“UETA”: Means the Uniform Electronic Transactions Act as in effect in the State of California, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unencumbered Asset Value” means, at any time, an amount equal to the sum of (a) the Unencumbered Development Property Value plus (b) the Unencumbered Stabilized Asset Property Value plus (c) the aggregate positive amount of net cash proceeds that would be due to Guarantor from all Equity Forward Contracts that have not yet settled as of such date, calculated as if such Equity Forward Contracts were settled by Guarantor’s delivery of its common shares as of, and such net cash proceeds were actually received on, the last day of the then most recently ended fiscal quarter; provided, that such calculation shall exclude each Equity Forward Contract, if any, with respect to which either (x) Guarantor or the counterparty would not reasonably be expected (as determined in good faith by Guarantor), for any reason, to be able to fulfill its obligations thereunder prior to the latest Maturity Date or (y) Guarantor no longer intends to issue shares sufficient to realize such proceeds. In the event the sum of (i) the Unencumbered Development Property Value and (ii) the Unencumbered Stabilized Asset Property Value for Unencumbered Stabilized Asset Properties which are Joint Ventures (not including downREIT properties) exceeds 25% of the Unencumbered Asset Value, such excess value shall not be included in the calculation of the Unencumbered Asset Value. For the purposes hereof, “downREIT properties” means any real property which is owned by a Person in which Borrower or its Affiliate is the sole general partner or sole managing member and the third party limited partner in such Person retains economic interests in such Person which mirror ownership interests in Guarantor’s common stock. Notwithstanding the foregoing, for the purposes of calculating Unencumbered Asset Value, to the extent the aggregate Unencumbered Asset Value attributable to the net cash proceeds that would be due to Guarantor from Equity Forward Contracts pursuant to clause (c) above would exceed 7.5% of the aggregate Unencumbered Asset Value, at any time, such excess shall be excluded from the calculation.
“Unencumbered Development Property” means a real property listed on Exhibit A-2 and any additional real property which satisfies the following conditions:
(a)    such real property is wholly owned by Borrower or any of its consolidated subsidiaries in fee simple title, or such real property is subject to a financeable ground lease (as determined by Administrative Agent in its reasonable discretion) in favor of Borrower or any of its consolidated subsidiaries, in excess of 30 years (provided that no less than 25 years shall be remaining on such ground lease) and such real property is located within the United States;

(b)    such real property is comprised of primarily residential apartment projects under development or acquired residential apartment projects in the process of being leased up prior to stabilization; and
(c)    such real property is free of all liens, encumbrances and negative pledges, except for: (i) liens for taxes, assessments or governmental charges or levies to the extent that the owner of such real property is not yet required to pay the amount secured thereby; (ii) liens imposed by law, such as carrier’s, warehouseman’s, mechanic’s, materialman’s and other similar liens, arising in the ordinary course of business in respect of obligations that are not overdue or are being actively contested in good faith by appropriate proceedings, as long as the owner of such real property, as applicable, has established and maintained adequate reserves for the payment of the same and, by reason of nonpayment, such real property is not in danger of being lost or forfeited; and (iii) easements, covenants, conditions and restrictions, reciprocal easement and access agreements and similar agreements relating to ownership and operation.
Such development property shall no longer qualify as an Unencumbered Development Property on the date that is the earlier of (i) twelve months following the date on which Completion of Construction on such Unencumbered Development Property has occurred (with respect to development properties) or the date that such Unencumbered Development Property has reached stabilization (with respect to acquired properties being leased up prior to stabilization), or (ii) the first fiscal quarter in which such Unencumbered Development Property becomes an Unencumbered Stabilized Asset Property.
“Unencumbered Development Property Value” means, at any time, for all Unencumbered Development Properties, the aggregate cost book value determined in accordance with GAAP (as shown on Borrower’s consolidated balance sheet).
“Unencumbered Property” means each Unencumbered Development Property and each Unencumbered Stabilized Asset Property.
“Unencumbered Stabilized Asset Property” means a real property listed on Exhibit A-1 and any additional real property which satisfies the following conditions:
(a)    such real property is wholly owned by Borrower or any of its consolidated subsidiaries in fee simple title, or such real property is subject to a financeable ground lease (as determined by Administrative Agent in its reasonable discretion) in favor of Borrower or any of its consolidated subsidiaries, in excess of 30 years (provided that no less than 25 years shall be remaining on such ground lease) and such real property is located within the United States;
(b)    such real property is operated primarily as residential apartments; and
(c)    such real property is free of all liens, encumbrances and negative pledges, except for: (i) liens for taxes, assessments or governmental charges or levies to the extent that the owner of such real property is not yet required to pay the amount secured thereby; and (ii) liens imposed by law, such as carrier’s, warehouseman’s, mechanic’s, materialman’s and other similar liens, arising in the ordinary course of business in respect of obligations that are not overdue or are being actively contested in good faith by appropriate proceedings, as long as the owner of such real property, as applicable, has established and maintained adequate reserves for the payment of the same and, by, reason of nonpayment, such real property is not in danger of being lost or forfeited; and (iii) easements, covenants, conditions and restrictions, reciprocal easement and access agreements and similar agreements relating to ownership and operation.
“Unencumbered Stabilized Asset Property Value” means, at any time, the aggregate of the values determined for each Unencumbered Stabilized Asset Property as follows:
(a)    if at such time Borrower or its consolidated subsidiary has owned such Unencumbered Stabilized Asset Property for four or more full consecutive calendar quarters (or, with respect to any such real property that was formerly an Unencumbered Development Property or a development property, if such real property has qualified as an Unencumbered Stabilized Asset Property for four or more full consecutive calendar quarters), an amount equal to (A) its Net Operating Income for the most recent four consecutive quarter period (including, with respect to any such Unencumbered Stabilized Asset Property which is a Joint Venture, Borrower’s pro rata share of such Net Operating Income, based on Borrower’s Capital Interests in such Joint Venture), less the Capital Reserve for such period, divided by (B) the Capitalization Rate (expressed as a decimal);
(b)    if at such time Borrower or its consolidated subsidiary has owned such Unencumbered Stabilized Asset Property for one full calendar quarter or more but fewer than four full consecutive calendar quarters (or, with respect to any such real property that was formerly an Unencumbered Development Property or a development property, if such real property has qualified as an Unencumbered Stabilized Asset Property for one full calendar quarter or more but fewer than four full consecutive calendar quarters), an amount equal to (i) its annualized Net Operating Income for the number of the most recent full consecutive calendar quarters that Borrower or its consolidated subsidiary has owned such property (e.g., Net Operating Income for properties owned for two full consecutive calendar quarters is annualized by multiplying by a factor of two)(including, with respect to any such Unencumbered Stabilized Asset Property which is a Joint Venture, Borrower’s pro rata share of such annualized Net Operating Income, based on Borrower’s Capital Interests in such Joint Venture), less the Capital Reserve for such period, divided by (ii) the Capitalization Rate (expressed as a decimal); or
(c)    if at such time Borrower or its consolidated subsidiary has owned such Unencumbered Stabilized Asset Property for less than one full calendar quarter (or, with respect to any such real property that was formerly an Unencumbered Development Property or a development property, if such real property has qualified as an Unencumbered Stabilized Asset Property for less than one full calendar quarter), an amount equal to its acquisition cost (including, with respect to any such Unencumbered Stabilized Asset Property which is a Joint Venture, Borrower’s pro rata share of such acquisition cost, based on Borrower’s Capital Interests in such Joint Venture).
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unrestricted Cash and Cash Equivalents” means Cash and Cash Equivalents owned by Borrower and Borrower’s share of any Cash and Cash Equivalents owned by any consolidated subsidiary of Borrower that are not subject to any pledge, lien or control agreement, less (i) $10,000,000; (ii) amounts normally and customarily set aside by Borrower for capital and interest reserves, and (iii) amounts placed with third parties as deposits or security for contractual obligations.
“Unsecured Debt” means, at any time, all Indebtedness of Borrower, Guarantor and any wholly owned subsidiary of Borrower or Guarantor that is not Secured Debt at the end of Guarantor’s most recent fiscal quarter, including, without limitation, Indebtedness arising under the Loan Documents; provided, however, with respect to a Joint Venture, the Indebtedness of Borrower and Guarantor with respect to such Joint Venture shall mean Borrower’s and Guarantor’s pro rata share of such Indebtedness based upon their Capital Interests in such Joint Venture. Notwithstanding the foregoing, Unsecured Debt shall not include (i) any Permitted Subordinated Indebtedness, and (ii) all accounts payable, accrued interest and expenses, prepaid rents, security deposits, tax liabilities and dividends declared but not yet paid, which would otherwise be included as liabilities on the liability side of the balance sheet of Borrower and/or Guarantor in accordance with GAAP.
“U.S. Bank” means, unless otherwise specified herein, U.S. Bank National Association in its capacity as a Lender hereunder, and not as Administrative Agent.
“U.S. Special Resolution Regimes” has the meaning set forth in Section 10.22.
“Write-Down and Conversion Powers” means (i) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (ii) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers. Terms capitalized in this Agreement and not defined in this Section 1 have the meanings given to them elsewhere in this Agreement.
Terms capitalized in this Agreement and not defined in this Section 1 have the meanings given to them elsewhere in this Agreement.
1.2    Other Interpretive Provisions.
1.2.1    Use of Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms.

1.2.2    Certain Common Terms.
(1)    The Agreement. The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, schedule and exhibit references are to this Agreement unless otherwise specified.
(2)    Documents. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.
(3)    Meaning of Certain Terms. The term “including” is not limiting and means “including without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(4)    Performance. Whenever any performance obligation hereunder (including a payment obligation) is stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date (other than with respect to computation of interest owed or accrued under this Agreement), the word “from” means from and including and the words “to” and “until” each mean “to and including”. If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all reasonable means, direct or indirect, of taking or not taking such action.
(5)    Contracts. Unless otherwise expressly provided in this Agreement, references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.
(6)    Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(7)    Captions. The captions and headings of this Agreement are for convenience of reference only, and shall not affect the construction of this Agreement.
(8)    Independence of Provisions. If a conflict exists between the terms of this Agreement and those of any other Loan Document, this Agreement shall prevail; provided, however, that the parties acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement, or unless the applicable provisions are inconsistent or cannot be simultaneously enforced or performed.

(9)    Exhibits. All of the exhibits attached to this Agreement are incorporated herein by this reference.
(10)    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).
1.2.3    Accounting Principles.
(1)    Accounting Terms. Unless the context otherwise clearly requires, all accounting terms not otherwise expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.
(2)    Fiscal Periods. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of Guarantor and its consolidated subsidiaries.
(3)    Rounding. Any financial ratios required to be maintained by Borrower or Guarantor pursuant to this Agreement or any other Loan Document shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.2.4    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
1.2.5    Rates. The interest rate on SOFR Committed Loans is determined by reference to the Adjusted Term SOFR Screen Rate and the Adjusted Daily Simple SOFR Rate, which are derived from the Term SOFR Reference Rate and Daily Simple SOFR, respectively. Section 3.5.2 provides a mechanism for (a) determining an alternative rate of interest if the Adjusted Term SOFR Screen Rate or the Adjusted Daily Simple SOFR Rate is no longer available or in the other circumstances set forth in Section 3.5.2, and (b) modifying this Agreement to give effect to such alternative rate of interest. Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Reference Rate, Daily Simple SOFR, SOFR or other rates in the definition of Adjusted Term SOFR Screen Rate or Adjusted Daily Simple SOFR Rate or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation, whether any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.5.2, will have the same value as, or be economically equivalent to, the Adjusted Term SOFR Screen Rate or Adjusted Daily Simple SOFR Rate, as applicable, except, in the case of clauses (a) and (b), to the extent of liabilities resulting from the bad faith, gross negligence or willful misconduct of the Administrative Agent, as determined by a court of competent jurisdiction in a final and non-appealable judgment. Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Term SOFR Reference Rate, the Term SOFR Screen Rate, the Adjusted Term SOFR Screen Rate, SOFR, Daily Simple SOFR, the Adjusted Daily Simple SOFR Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Reference Rate, the Term SOFR Screen Rate, the Adjusted Term SOFR Screen Rate, SOFR, Daily Simple SOFR, the Adjusted Daily Simple SOFR Rate or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service, except to the extent of liabilities resulting from the bad faith, gross negligence or willful misconduct of the Administrative Agent, as determined by a court of competent jurisdiction in a final and non-appealable judgment.
2.    LOAN AMOUNTS AND TERMS.
2.1    Amount and Terms of Commitment.
(a)    Commitment. Each Lender severally agrees, on the terms and subject to the conditions hereinafter set forth, to make Loans to Borrower in not more than three (3) disbursements on or prior to the Commitment Termination Date in an aggregate amount not to exceed such Lender’s Pro Rata Share of the Maximum Facility Amount, to be used for refinancing of existing indebtedness and general corporate purposes permitted by Borrower’s organizational documents (including, without limitation, property acquisitions, dividends and other distributions) other than the repurchase of Guarantor’s common stock.
(b)    Limited to Availability. Notwithstanding any contrary provision of this Agreement, the Outstanding Amount of all Loans shall not at any time exceed the Availability. The amount of any Loans repaid may not be reborrowed.
(c)    Commitment Termination. Unless previously terminated, the Commitments shall be automatically reduced and terminated (i) ratably among the Lenders on a dollar-for-dollar basis concurrently with the making of any Loan and (ii) at 5:00 p.m. (New York City time) on the Commitment Termination Date.
2.2    [Intentionally Omitted].
2.3    Procedure for Obtaining Loans. The Loans to be made by Lenders to Borrower pursuant to this Agreement shall be made as Committed Borrowings on or prior to the Commitment Termination Date. Not later than 10:00 a.m. (New York City time) (i) on the requested borrowing date, in the case of a Base Rate Committed Loan, and (ii) two Business Days before the requested borrowing date, in the case of a Term SOFR Rate Committed Loan or a Daily

Simple SOFR Rate Loan, Borrower shall have delivered to Administrative Agent a Notice of Committed Borrowing or Conversion/Continuation, specifying:
(a)    the requested borrowing date;
(b)    the amount of the Committed Borrowing, which shall be in an aggregate principal amount of not less than $50,000,000 and increments of $25,000,000 in excess thereof;
(c)    the Type of Committed Loans comprising the Committed Borrowing;
(d)    if applicable, the duration of the Interest Period applicable to the Committed Loans comprising such Committed Borrowing. If a Notice of Committed Borrowing or Conversion/Continuation fails to specify the duration of the Interest Period for the Committed Loans comprising a Committed Borrowing for which an Interest Period is applicable, such Interest Period shall be one month.
Unless the Required Lenders otherwise agree, during the existence of a Default or Event of Default, Borrower may not elect to have a Loan made as, or converted into or continued as, a Term SOFR Rate Committed Loan. After giving effect to any Loan, there shall not be more than five (5) SOFR Committed Loans outstanding.
Administrative Agent shall provide each Lender with the Notice of Committed Borrowing or Conversion/Continuation on the date that Administrative Agent receives such Notice of Committed Borrowing or Conversion/Continuation from Borrower, together with the amount of such Lender’s Pro Rata Share of the amount of the Committed Loans to be funded with such Committed Borrowing. Each Lender shall make the amount specified by Administrative Agent in such notice to such Lender available to Administrative Agent in immediately available funds for the account of Administrative Agent at Administrative Agent’s Office not later than 12:00 p.m. (noon), New York City time, on the requested borrowing date.
2.4    Loan Accounts; Notes.
2.4.1    Loan Accounts. The Loans made by each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The loan accounts or records maintained by Administrative Agent and each Lender shall, absent manifest error, be conclusive of the amounts of the Loans made by the Lenders to Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect Borrower’s obligations hereunder to pay any amount owing with respect to the Loans. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.
2.4.2    Notes. Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a promissory note as set forth in this Section 2.4.2. The Committed Loans made by each Lender may be evidenced by a Note in the form of Exhibit G hereto, payable to the order of such Lender in an amount equal to such Lender’s Pro Rata Share of the Maximum Facility Amount on the Closing

Date. Each Lender may endorse on any schedule annexed to its Note the date, amount and maturity of each Loan that it makes, and the amount of each payment of principal that Borrower makes with respect thereto. Borrower irrevocably authorizes each Lender to endorse its Note, and such Lender’s record shall be conclusive absent manifest error; provided, however, that any Lender’s failure to make, or its error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect Borrower’s obligations to such Lender hereunder or under its Note.
2.5    [Intentionally Omitted].
2.6    Conversion and Continuation Elections of Committed Loans.
2.6.1    Election to Convert and Renew. Borrower may, upon irrevocable written notice to Administrative Agent in accordance with Section 2.6.2:
(a)    elect to convert, on any Business Day, any Base Rate Committed Loans (or any part thereof in an amount not less than $1,000,000 and increments of $500,000 in excess thereof) into SOFR Committed Loans;
(b)    elect to convert, on any Business Day, any Daily Simple SOFR Rate Loans (in an amount not less than $500,000) and on the last day of any Interest Period, any Term SOFR Rate Committed Loans maturing on such date (or any part thereof in an amount not less than $500,000) into Base Rate Committed Loans; or
(c)    elect to renew on the last day of any Interest Period (for a new Interest Period that commences immediately upon the expiration of such existing Interest Period) any Term SOFR Rate Committed Loans maturing on such date (or any part thereof in an amount not less than $1,000,000 and increments of $500,000 in excess thereof);
provided, that if the aggregate amount of Term SOFR Rate Committed Loans in respect of any Committed Borrowing shall have been reduced, by payment, prepayment or conversion of part thereof, to less than $1,000,000, such Term SOFR Rate Committed Loans shall automatically convert into Base Rate Committed Loans, and on and after such date the right of Borrower to continue such Committed Loans as, and convert such Committed Loans into, Term SOFR Rate Committed Loans shall terminate.
2.6.2    Notice of Conversion/Continuation. Borrower shall deliver in writing (including via facsimile confirmed immediately by a telephone call) a Notice of Committed Borrowing or Conversion/Continuation which notice must be received by Administrative Agent not later than 1:00 p.m. (i) at least three Business Days prior to the conversion date or continuation date, if the Committed Loans are to be converted into or continued as Term SOFR Rate Committed Loans, or (ii) on the conversion date, if the Committed Loans are to be converted into Base Rate Committed Loans or Daily Simple SOFR Rate Loans, in each case specifying:
(a)    the proposed conversion date or continuation date;
(b)    the aggregate amount of Committed Loans to be converted or continued;
(c)    the nature of the proposed conversion or continuation; and

(d)    if Borrower elects to convert a Base Rate Committed Loan into a Term SOFR Rate Committed Loan or elects to continue a Term SOFR Rate Committed Loan, the duration of the Interest Period applicable to such Committed Loan. If the Notice of Committed Borrowing or Conversion/Continuation fails to specify the duration of the Interest Period for a Term SOFR Rate Committed Loan, such Interest Period shall be one month.
2.6.3    Failure to Select a New Interest Period. If upon the expiration of any Interest Period applicable to Term SOFR Rate Committed Loans Borrower has failed to select a new Interest Period to be applicable to Term SOFR Rate Committed Loans, or if any Default or Event of Default shall then exist, Borrower shall be deemed to have elected to convert Term SOFR Rate Committed Loans into Base Rate Committed Loans effective as of the expiration date of such current Interest Period.
2.6.4    Number of Interest Periods. Notwithstanding any other provision of this Agreement, after giving effect to any conversion or continuation of any Committed Loans, there shall not be more than five (5) SOFR Committed Loans outstanding.
2.7    Voluntary Termination or Reduction of Commitment. Borrower may, upon not less than five Business Days’ prior written notice to Administrative Agent, terminate the Lenders’ Commitment to make Loans to Borrower, or permanently reduce the Maximum Facility Amount by a minimum amount of $5,000,000, unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the aggregate principal amount of the Outstanding Amount of the Loans would exceed the Availability. Once reduced in accordance with this Section 2.7, the Maximum Facility Amount may not be increased. Any reduction of the Commitment amounts shall be applied to each Lender according to its Pro Rata Share. No commitment or extension fees paid prior to the effective date of any reduction of the Maximum Facility Amount or termination of the Lenders’ commitment(s) to make Loans to Borrower shall be refunded, and all accrued Commitment Fees for the period up to but not including the effective date of any reduction or termination of the Commitments shall be payable on the effective date of such reduction or termination.
2.8    Principal Payments.
2.8.1    Optional Prepayments of the Committed Loans. Subject to the provisions of Section 3.4, Borrower may, at any time or from time to time, upon at least one Business Day’s prior written notice to Administrative Agent with respect to any Base Rate Committed Loan or any Daily Simple SOFR Rate Loan, or upon at least three Business Days’ prior written notice to Administrative Agent with respect to any Term SOFR Rate Committed Loan, ratably prepay Committed Loans in full or in part in an amount not less than $500,000 for Base Rate Committed Loans (or if less, the aggregate outstanding principal amount of all Base Rate Committed Loans) or $1,000,000 for SOFR Committed Loans. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. Administrative Agent will promptly notify each Lender of its receipt of any such notice and such Lender’s Pro Rata Share of such prepayment. If Borrower gives a prepayment notice to Administrative Agent, such notice is irrevocable and the prepayment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid in the case of a prepayment of Term SOFR Rate Committed Loans, and all amounts required to be paid pursuant to Section 3.4.
2.8.2    [Intentionally Omitted].
2.8.3    Mandatory Repayments.
(a)    Availability Limit. Should the Outstanding Amount of Loans at any time exceed the Availability, Borrower shall immediately repay such excess to Administrative Agent, for the account of the Lenders.
(b)    Application of Repayments. Any repayments pursuant to this Section 2.8.3 shall be (i) subject to Section 3.4, and (ii) applied first, to any Base Rate Committed Loans then outstanding; second, to any Daily Simple SOFR Rate Loans then outstanding; and third, to any Term SOFR Rate Committed Loans then outstanding (in order of the shortest Interest Periods remaining).
2.8.4    Repayment at Maturity. Borrower shall repay the principal amount of all outstanding Loans on the Maturity Date or, if earlier, upon termination of the Lenders’ Commitments pursuant to Section 2.7.
2.9    Increase in Maximum Facility Amount.
2.9.1    Request for Increase. Subject to the provisions of Section 2.7, on the terms and subject to the conditions set forth in this Section 2.9, Borrower shall have (A) a one-time right prior to the Initial Maturity Date, (B) a one-time right on or after the Initial Maturity Date and prior to the First Option Maturity Date, and (C) a one-time right on or after the First Option Maturity Date and prior to the Second Option Maturity Date, in each case, by written notice to Administrative Agent, to request an increase in the Maximum Facility Amount by (i) first permitting any Lender to increase its Commitment (and accordingly increase the Maximum Facility Amount by such amount), or (ii) thereafter inviting any Eligible Assignee that has previously been approved by Administrative Agent in writing to become a Lender under this Agreement and to provide a commitment to lend hereunder (and accordingly increase the Maximum Facility Amount by such amount); provided, however, that in no event shall such actions cause the Maximum Facility Amount to increase above $600,000,000.
2.9.2    No Lender Consent Required. Each of the Lenders acknowledges and agrees that, notwithstanding any contrary provision of Section 10.1, (i) its consent to any such increase in the Maximum Facility Amount shall not be required, and (ii) Eligible Assignees may be added to this Agreement and any Lender may increase its Commitment without the consent or agreement of the other Lenders (provided, however, that no Lender’s Commitment may be increased without such Lender’s consent), so long as Administrative Agent and Borrower have consented in writing to such Eligible Assignee or the increase in the Commitment of any of the Lenders, as applicable.
2.9.3    Administrative Agent Consent and Conditions to Increase. Administrative Agent shall not unreasonably withhold its consent to Borrower’s request for an increase in the

Maximum Facility Amount under this Section 2.9; provided that Borrower satisfies all of the following conditions precedent:
(a)    No Default or Event of Default shall have occurred and remain uncured on the Increase Effective Date (as hereinafter defined), and Administrative Agent shall have received a certificate to that effect signed by an officer of Borrower;
(b)    any Eligible Assignee is acceptable to Administrative Agent in its reasonable discretion;
(c)    Borrower and each such Lender or Eligible Assignee shall have executed and delivered to Administrative Agent supplemental signature pages to this Agreement, which signature pages shall contain an acknowledgement and consent to the increase in the Maximum Facility Amount and shall otherwise be in form and substance reasonably satisfactory to Administrative Agent (each, a “Supplemental Signature Page”);
(d)    Borrower shall have paid to Administrative Agent, for the account of such Lender or Eligible Assignee, Administrative Agent and the Arranger, as applicable, a commitment fee and/or an arrangement fee in an amount reasonably satisfactory to Administrative Agent and Borrower;
(e)    Administrative Agent shall have sent written notice of each such request by Borrower to the Lenders, together with notice of such Eligible Assignee’s Commitment or such Lender’s increased Commitment, as the case may be, and the effective date (the “Increase Effective Date”) of such increase in the Maximum Facility Amount as set forth on the Supplemental Signature Page; and
(f)    all requirements of this Section 2.9 shall have been satisfied.
2.9.4    Rights of Eligible Assignees. Upon the Increase Effective Date, and notwithstanding any contrary provision of this Agreement, (a) each such Eligible Assignee shall become a party to this Agreement, and thereafter shall have all of the rights and obligations of a Lender hereunder, (b) each such Eligible Assignee or Lender shall simultaneously pay to Administrative Agent, for distribution to the Lenders whose Pro Rata Shares of the combined Commitments of all of the Lenders have decreased as a result of the new Commitment of such Eligible Assignee or the increased Commitment of such Lender, an amount equal to the product of such Eligible Assignee’s Pro Rata Share (or the increase in such Lender’s Pro Rata Share), expressed as a decimal, multiplied by the aggregate outstanding principal amount of the Loans on the date of determination, and (c) each such Eligible Assignee or Lender shall thereafter be obligated to make its Pro Rata Share of Borrowings to Borrower up to and including the amount of such Eligible Assignee’s or Lender’s Pro Rata Share of the increased Maximum Facility Amount, on the terms and subject to the conditions set forth in this Agreement.
2.9.5    Conditions of Increase in Maximum Facility Amount. Notwithstanding any contrary provision of this Section 2.9, no increase in the Maximum Facility Amount will be permitted unless (a) all then outstanding Loans constitute Base Rate Committed Loans and/or Daily Simple SOFR Rate Loans, or (b) the Interest Periods for all outstanding Term SOFR Rate Committed Loans will expire (and any new Interest Periods for any such Term SOFR Rate

Committed Loans will commence) concurrently with the date on which any increase in the Maximum Facility Amount becomes effective, or (c) Borrower pays to Administrative Agent, for the account of Lenders, all costs arising under Section 3.4 as a result of such increase in the Maximum Facility Amount.
2.10    Interest.
2.10.1    Accrual Rate. Subject to the provisions of Section 2.10.3, each Committed Loan shall bear interest on the outstanding principal amount thereof from the date when made until it becomes due at a rate per annum equal to (i) with respect to a Term SOFR Rate Committed Loan, the Adjusted Term SOFR Screen Rate for the applicable Interest Period plus the Applicable SOFR Committed Loan Margin, (ii) with respect to a Daily Simple SOFR Rate Loan, the Adjusted Daily Simple SOFR Rate plus the Applicable SOFR Committed Loan Margin, and (iii) with respect to a Base Rate Committed Loan, the Base Rate.
2.10.2    Payment. Interest on each Loan shall be payable in arrears on each Interest Payment Date. Interest shall also be payable on the date of any repayment of Loans pursuant to Section 2.8 for the portion of the Loans so repaid, and upon payment (including prepayment ) of the Loans in full. During the existence of any Event of Default, interest shall also be payable on demand.
2.10.3    Default Interest. Commencing upon the occurrence of any Event of Default, and continuing thereafter while such Event of Default remains uncured, or after maturity or acceleration (unless and until such acceleration is rescinded), Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Obligations due and unpaid, at a rate per annum determined by adding 400 basis points to the Applicable Committed Loan Margin then in effect for such Loans and, in the case of Obligations not subject to an Applicable Committed Loan Margin, at a rate per annum equal to the Base Rate plus 400 basis points; provided, however that on and after the expiration of any Interest Period applicable to any Term SOFR Rate Committed Loan outstanding on the date of occurrence of such Event of Default, the principal amount of such Loan shall, during the continuation of such Event of Default, bear interest at a rate per annum equal to the Base Rate plus 400 basis points.
2.10.4    Maximum Legal Rate. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
2.11    Fees. (a) In addition to all other sums payable hereunder and under the other Loan Documents, Borrower shall pay to the applicable parties any and all fees and amounts specified in the Fee Letter, as and when due thereunder. Notwithstanding anything which may be construed to the contrary contained herein or in the other Loan Documents, no party to a Fee Letter shall have any obligation to share with any of the other Lenders any fees or other sums payable under or in connection with the Fee Letter, unless, and only to the extent, set forth in a separate letter agreement between such party and any such other Lender (it being understood that no party to a Fee Letter shall have any obligation to enter into any such separate letter agreements).
(b)    Borrower shall pay to Administrative Agent, for the account of each Lender, a commitment fee (the “Commitment Fee”) on the aggregate unused amount of such Lender’s Commitment from June 19, 2025 until the earlier of (i) the Commitment Termination Date and (ii) the date on which all of the Commitments under this Agreement have been terminated, at a rate per annum equal to 0.15%, payable in arrears quarterly on the first Business Day of each calendar quarter prior to the Commitment Termination Date and on the Commitment Termination Date.
2.12    Computation of Fees and Interest. All computations of interest and fees under this Agreement shall be made on the basis of a 360-day year and actual days elapsed, which results in more interest or fees being paid than if computed on the basis of a 365-day year, except that interest computed by reference to the Alternate Base Rate shall be calculated for actual days elapsed on the basis of a 365/366 day year. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the applicable reserve requirement, deposit insurance assessment rate or other regulatory cost shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate or such reserve requirement, assessment rate or other regulatory cost becomes effective. Each determination of an interest rate by Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error.
2.13    Payments by Borrower.
2.13.1    Timing of Payments. All payments (including prepayments) made by Borrower on account of principal, interest, fees and other amounts required hereunder shall be made without set-off or counterclaim. All such payments shall, except as otherwise expressly provided herein, be made to Administrative Agent for the account of the Lenders at Agent’s Payment Office, in dollars and in immediately available funds, no later than 1:00 p.m. on the date specified herein. Any payment received by Administrative Agent later than 1:00 p.m. shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. Administrative Agent will promptly (and in any event, not later than two Business Days after Administrative Agent’s actual receipt) distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received; provided, however, if and to the extent Administrative Agent shall receive any such payment for the account of Lenders on or before 1:00 p.m. on any Business Day and Administrative Agent shall not have distributed to each Lender its Pro Rata Share (or other applicable share as provided herein) on such Business Day, the distribution to each Lender when made shall include interest at the Federal Funds Effective Rate for each day from the date of Administrative Agent’s actual receipt of such payment from Borrower until the date

Administrative Agent distributes to each Lender its Pro Rata Share (or other applicable share as provided herein).
2.13.2    Non-Business Days. Subject to the provisions set forth in the definition of the term “Interest Period,” whenever any payment hereunder is stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.
2.13.3    Payment May be Made by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this Section 2.13.3 shall be conclusive, absent manifest error.
2.14    Payments by the Lenders to Administrative Agent.
2.14.1    Administrative Agent May Make Committed Borrowings Available. With respect to any Committed Borrowing, unless Administrative Agent receives notice from a Lender at least one Business Day prior to the date of such Committed Borrowing that such Lender will not make available to Administrative Agent, for the account of Borrower, the amount of that Lender’s Pro Rata Share of the Committed Borrowing as and when required hereunder, Administrative Agent may assume that each Lender has made such amount available to Administrative Agent in immediately available funds on the Committed Borrowing date and Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (a) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (b) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Committed Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent. A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this Section 2.14.1 shall be conclusive, absent manifest error.
2.14.2    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.4(c) are several and not joint. The failure of any Lender to make any Loan, or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date. No Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.4(c).
2.14.3    Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable credit extension set forth in Article 5 are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
2.14.4    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.15    Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans and accrued interest thereon greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans to any assignee or participant, other than to Borrower or any subsidiary thereof (as to which the provisions of this Section shall apply).
2.16    Defaulting Lender.
2.16.1    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.16.1(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. No Defaulting Lender shall be entitled to receive any commitment fee (including, without limitation, those fees set forth in Section 2.11 hereof) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
2.16.2    Defaulting Lender Cure. If Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.17    First Extension of Maturity Date. At the option of Borrower, the Initial Maturity Date may be extended for a period of 12 months (or, if such date is not a Business Day, the immediately preceding Business Day) (the “First Option Maturity Date”) if all of the following conditions are satisfied, in the reasonable discretion of Administrative Agent, as to such extension:
(a)    Borrower has given written notice of its request for an extension to Administrative Agent by no earlier than 90 days and by no later than 30 days prior to the Initial Maturity Date;
(b)    On or prior to the Initial Maturity Date, Borrower pays to Administrative Agent the Extension Fee, for the ratable benefit of the Lenders;
(c)    As of the date of request and on the Initial Maturity Date there exists no Default or Event of Default that remains uncured;
(d)    Borrower delivers to Administrative Agent all financial information relating to Borrower and Guarantor reasonably requested by Administrative Agent; and
(e)    Borrower and Guarantor execute and deliver to Administrative Agent on or before the Initial Maturity Date such documentation as Administrative Agent may determine is reasonably necessary in connection with such extension, all of which must be in form and substance reasonably acceptable to Administrative Agent.
In the event that, for any reason, Borrower fails to satisfy all of the foregoing conditions, the Loan will mature and be due and payable in full on the Initial Maturity Date.
2.18    Second Extension of Maturity Date. At the option of Borrower, the First Option Maturity Date may be extended for a period of 12 months (or, if such date is not a Business Day, the immediately preceding Business Day) (the “Second Option Maturity Date”) if all of the following conditions are satisfied, in the reasonable discretion of Administrative Agent, as to such extension:
(a)    Borrower has given written notice of its request for an extension to Administrative Agent by no earlier than 90 days and by no later than 30 days prior to the First Option Maturity Date;
(b)    On or prior to the First Option Maturity Date, Borrower pays to Administrative Agent the Extension Fee, for the ratable benefit of the Lenders;
(c)    As of the date of request and on the First Option Maturity Date there exists no Default or Event of Default that remains uncured;
(d)    Borrower delivers to Administrative Agent all financial information relating to Borrower and Guarantor reasonably requested by Administrative Agent; and
(e)    Borrower and Guarantor execute and deliver to Administrative Agent on or before the First Option Maturity Date such documentation as Administrative Agent may determine is reasonably necessary in connection with such extension, all of which must be in form and substance reasonably acceptable to Administrative Agent.

In the event that, for any reason, Borrower fails to satisfy all of the foregoing conditions, the Loan will mature and be due and payable in full on the First Option Maturity Date.
3.    TAXES, YIELD PROTECTION AND ILLEGALITY.
3.1    Taxes.
3.1.1    Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.1) Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.
3.1.2    Payment of Other Taxes by Borrower. Without limiting the provisions of Section 3.1.1 above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
3.1.3    Indemnification by Borrower. Borrower shall indemnify Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive, absent manifest error.
3.1.4    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
3.1.5    Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent, as applicable, to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, or (iv) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower to determine the withholding or deduction required to be made.
3.1.6    Treatment of Certain Refunds. If Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 3.1 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.
3.1.7    FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.1.7, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
3.2    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund SOFR Committed Loans, or to determine or charge interest rates based upon the Adjusted Term SOFR Screen Rate or the Adjusted Daily Simple SOFR Rate, then, on notice thereof by such Lender to Borrower through Administrative Agent (a “SOFR Suspension Notice”), any obligation of such Lender to make or continue SOFR Committed Loans or to convert Base Rate Committed Loans to SOFR Committed Loans shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such SOFR Suspension Notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), repay, prepay or, if applicable, convert all SOFR Committed Loans of such Lender to Base Rate Committed Loans, either on the last day of the applicable Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Committed Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Committed Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted. Delivery of a SOFR Suspension Notice shall not affect the obligation of any other Lender to make, maintain and fund SOFR Committed Loans under the terms of this Agreement, unless such other Lender also delivers a SOFR Suspension Notice under this Section 3.2.
3.3    Increased Costs.
3.3.1    Increased Costs Generally. If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Term SOFR Screen Rate or the Adjusted Daily Simple SOFR Rate); (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Committed Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.1 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or (iii) impose on any Lender any other condition, cost or expense affecting this Agreement or the Committed Loans made by such Lender; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Committed Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided, however, that such Lender’s determination of any such amounts assessed against Borrower shall be consistent with the determination of amounts assessed against other borrowers that are similarly situated to Borrower.
3.3.2    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company,

if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided, however, that such Lender’s determination of any such amounts assessed against Borrower shall be consistent with the determination of amounts assessed against other borrowers that are similarly situated to Borrower.
3.3.3    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Article 3 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3 for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender notifies Borrower in writing of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.4    Funding Losses. Borrower agrees to pay to Administrative Agent, from time to time, for the account of the Lenders, an amount that would be necessary to reimburse the Lenders for, and to hold the Lenders harmless from, any loss or expense, or, without duplication, any Interest Differential (as defined below) as determined by any applicable Lender, which the Lenders may reasonably sustain or incur as a consequence of:
(a)    the failure of Borrower to make any required payment or prepayment of principal of any Term SOFR Rate Committed Loan (including payments made after any acceleration thereof);
(b)    the failure of Borrower to borrow, continue or convert a Committed Loan after Borrower has given a Notice of Committed Borrowing or Conversion/Continuation;
(c)    the failure of Borrower to make any prepayment after Borrower has given a notice in accordance with Section 2.8.1;
(d)    the payment of a Term SOFR Rate Committed Loan on a day which is not the last day of the Interest Period with respect thereto (whether because of acceleration, prepayment or otherwise);
(e)    the conversion pursuant to Section 2.6 of any Term SOFR Rate Committed Loan to a Base Rate Committed Loan on a day that is not the last day of the respective Interest Period; or

(f)    any assignment of a Term SOFR Rate Committed Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 10.13;
including any such loss or expense arising from the liquidation or reemployment of funds obtained to maintain the Term SOFR Rate Committed Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by Borrower to Administrative Agent, for the account of Lenders, under this Section 3.4, each Term SOFR Rate Committed Loan (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the rate of interest used to determine such Term SOFR Rate Committed Loan by a matching deposit or other borrowing in a comparable market for a comparable amount and for a comparable period, whether or not such Term SOFR Rate Committed Loan is in fact so funded.
The term “Interest Differential” means the greater of zero and the financial loss incurred by the Lender resulting from prepayment, calculated as the difference between the amount of interest such Lender would have earned (from like investments as of the first day of the Interest Period) had prepayment not occurred and the interest such Lender will actually earn (from like investments as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term duration of any Interest Period, the Borrower agrees that the Interest Differential shall not be discounted to its present value.
The Borrower hereby acknowledges that the Borrower shall be required to pay Interest Differential with respect to any portion of the principal balance accelerated or paid before the end of the Interest Period for such Term SOFR Rate Committed Borrowing, whether voluntarily, involuntarily, or otherwise, including without limitation any principal payment required upon maturity when the Borrower has elected an Interest Period that extends beyond the scheduled maturity date of such Loan and any principal payment required following default, demand for payment, acceleration, collection proceedings, foreclosure, sale or other disposition of collateral, bankruptcy or other insolvency proceedings, eminent domain, condemnation, application of insurance proceeds, or otherwise. Such Interest Differential shall at all times be an Obligation as well as an undertaking by the Borrower to the Lenders whether arising out of a voluntary or mandatory prepayment.
A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.4 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
3.5    Inability to Determine Rates; Benchmark Replacement.
3.5.1    Inability to Determine Rates. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, but subject to Section 3.5.2, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent that the Required Lenders have determined, that: (i) for any reason in connection with any request for a SOFR Committed Loan or a conversion or continuation thereof that the Adjusted Term SOFR Screen Rate for any requested Interest Period or the Adjusted Daily Simple SOFR Rate with respect to a proposed SOFR Committed Loan does not adequately and fairly reflect the cost to such Lenders of the funding such Loans, or (ii) the interest rate applicable to Term SOFR Rate Committed Borrowings for any requested Interest Period or Daily Simple SOFR is not ascertainable or available (including, without limitation, because the applicable Screen (or on any successor or substitute page on such screen) is unavailable) and such inability to ascertain or unavailability is not expected to be permanent, Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain SOFR Committed Loans shall be suspended until Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Committed Borrowing of, conversion to or continuation of SOFR Committed Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Committed Loans in the amount specified therein.
3.5.2    Benchmark Replacement .
(a)    Benchmark Transition Event. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, (B) the effectiveness of any Benchmark Replacement Conforming Changes, (C) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (d) below and (D) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender

(or group of Lenders) pursuant to this Section 3.5.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.5.2.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Screen Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove any tenor of such Benchmark that is unavailable or non-representative for any Benchmark settings and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon notice to the Borrower by the Administrative Agent in accordance with Section 10.2 of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 3.5.2), the Borrower may revoke any request for a Term SOFR Rate Committed Borrowing or Daily Simple SOFR Rate Loan, as applicable, or any request for the conversion or continuation of a Term SOFR Rate Committed Borrowing or Daily Simple SOFR Rate Loan, as applicable, to be made, converted or continued during any Benchmark Unavailability Period, and, failing that, the Borrower will be deemed to have converted any such request into a request for a Base Rate Committed Borrowing or conversion to a Base Rate Committed Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.
3.6    Certificate of Lender. Any Lender if claiming reimbursement or compensation pursuant to this Article 3, shall deliver to Borrower through Administrative Agent a certificate setting forth in reasonable detail the amount payable to such Lender or its holding company, as the case may be, hereunder, and such certificate shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
3.7    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.3, or Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, or if any Lender gives a notice pursuant to Section 3.2, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.3, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.2, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.3, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, Borrower may replace such Lender in accordance with Section 10.13.
3.8    Survival. The agreements and obligations of Borrower in this Article 3 shall survive the payment and performance of all other Obligations for a period of four (4) years after the Maturity Date.
4.    Reserved.
5.    CONDITIONS TO DISBURSEMENTS.
5.1    Effectiveness of this Agreement. The effectiveness of this Agreement and the obligation of the Lenders to make the initial Loans on or after the Closing Date are subject to the satisfaction of all of the following conditions precedent:
5.1.1    Deliveries to Administrative Agent. Administrative Agent shall have received each of the following items, in form and substance satisfactory to Administrative Agent and the Lenders:
(a)    Loan Documents. This Agreement, each Note for each Lender requesting a Note hereunder, the Guaranty and each other document the Required Lenders may reasonably require, executed and acknowledged as appropriate;
(b)    Authorizations. Evidence that the execution, delivery and performance by Borrower and Guarantor, as the case may be, of this Agreement and the other Loan Documents have been duly authorized, executed and delivered by Responsible Officers of Borrower and/or Guarantor, including, without limitation, authorizing resolutions and incumbency certificates for such Responsible Officers;
(c)    Governing Documents. Copies of Borrower’s current partnership agreement and certificate of limited partnership and any amendments and modifications thereto, and Guarantor’s articles of incorporation and bylaws and any amendments and modifications thereto;

(d)    Good Standing. If required by Administrative Agent, Certificates of Good Standing for Borrower and Guarantor from their respective states of organization and from any other state in which Borrower or Guarantor is required to qualify to conduct its business;
(e)    Legal Opinions. A written opinion of Borrower’s legal counsel and a written opinion of Guarantor’s legal counsel, each covering such matters as Administrative Agent may reasonably require. The legal counsel and the terms of the opinion must be reasonably acceptable to Administrative Agent;
(f)    Insurance. If required by Administrative Agent, evidence of any insurance coverage required by Section 6.1.3 of this Agreement;
(g)    Certificate Regarding No Default or Material Adverse Change. A certificate of Borrower’s Responsible Officer, dated as of the Closing Date, certifying that (i) the representations and warranties contained in Article 7 are true and correct on and as of such date, as though made on and as of such date; (ii) the calculation of the Availability as of the Closing Date is true and correct on and as of such date; (iii) no Default or Event of Defaults exists or would result from the extensions of credit advanced on the Closing Date; and (iv) no material adverse change in the business, assets, operations, condition (financial or otherwise) or prospects of Borrower, Guarantor or any of their subsidiaries or Affiliates has occurred since December 31, 2024, and Guarantor’s senior unsecured debt rating has not changed since December 31, 2024; and
(h)    Other Items. Any other items that Administrative Agent reasonably requires.
5.1.2    Payment of Fees. Borrower shall have paid the fees set forth in the Fee Letter that are due on or before the Closing Date.
5.1.3    Payment of Expenses. Payment of the expenses of preparing this Agreement and the other Loan Documents, including reasonable attorneys’ fees and costs and any and all other fees due from Borrower to Administrative Agent.
Without limiting the generality of the provisions of Section 9.4, for purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or to have been satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
5.2    Conditions to all Borrowings. The obligation of the Lenders to make any Loan is subject to the satisfaction of all of the following conditions precedent on the relevant borrowing date:
5.2.1    Notice of Committed Borrowing or Conversion/Continuation. Administrative Agent shall have received a Notice of Committed Borrowing or Conversion/Continuation requesting an extension of credit;

5.2.2    Availability. The requested extension of credit shall not cause the aggregate Outstanding Amount of all Loans to exceed the Availability at such time;
5.2.3    Representations and Warranties. The representations and warranties of Borrower set forth in Article 7 of this Agreement (other than the representation contained in the last sentence of Section 7.6) shall be true and correct in all material respects (unless already limited by materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the date of such Borrowing with the same force and effect as if made on and as of such date; and
5.2.4    No Default. No Default or Event of Default shall exist or result from such Borrowing.
6.    COVENANTS OF BORROWER AND GUARANTOR. Borrower and Guarantor promise to keep (or cause to be kept, as applicable) each of the following covenants:
6.1    Specific Affirmative Covenants.
6.1.1    Compliance with Law. Guarantor shall comply with all existing and future laws (including Environmental Laws, Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions), regulations, orders and requirements of, and all agreements with and commitments to, all Governmental Authorities having jurisdiction over Guarantor or Guarantor’s business. Notwithstanding any contrary provision in this Section, Guarantor shall have a right to contest all existing and future Requirements of Law before complying therewith. Borrower shall, and shall cause its subsidiaries, as applicable, to comply with all existing and future laws (including Environmental Laws, Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions), regulations, orders, building restrictions and requirements of, and all agreements with and commitments to, all Governmental Authorities having jurisdiction over Borrower or Borrower’s business or such subsidiary or such subsidiary’s business, as applicable, including those pertaining to the construction, sale, leasing or financing of any Unencumbered Property or the environmental condition of any Unencumbered Property, and with all recorded covenants and restrictions affecting any Unencumbered Property (all collectively, the “Requirements”). Notwithstanding any contrary provision in this Section, (i) Borrower and each applicable subsidiary of Borrower shall have a right to contest all existing and future Requirements of Law (other than those relating to Environmental Laws) before complying therewith, and (ii) Borrower and each such subsidiary shall have a right to contest all existing, and future Requirements relating to Environmental Laws for one year, before complying therewith, provide that no Unencumbered Property is in danger of being lost or forfeited. The Guarantor and Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
6.1.2    Reserved.
6.1.3    Insurance. Borrower shall, or shall cause the applicable subsidiaries of Borrower to, maintain the following insurance:

(a)    Special Form property damage insurance in non-reporting form on each of its Unencumbered Properties, with a policy limit in an amount not less than the full insurable value of the improvements located on such property on a replacement cost basis, including tenant improvements, if any, with a deductible amount, if any, reasonably satisfactory to Administrative Agent, which insurance shall cover such risks as are ordinarily insured against by similar businesses. The policy shall include a business interruption (or rent loss, if more appropriate) endorsement in the amount of six months’ principal and interest payments, taxes and insurance premiums, and any other endorsements reasonably required by Administrative Agent. In addition, with respect to any Unencumbered Development Property, builder’s risk insurance of a type and in an amount customarily carried in the case of similar construction in similar locations. Notwithstanding the foregoing, earthquake insurance with respect to any Unencumbered Property shall not be required unless (i) institutional lenders generally require earthquake insurance for similar types of multifamily real property in the geographic location where such Unencumbered Property is located, and (ii) such insurance is generally available at commercially reasonable rates.
(b)    Comprehensive General Liability coverage with such limits as Administrative Agent may reasonably require. Coverage shall be written on an occurrence basis, not claims made, and shall cover liability for personal injury, death, bodily injury and damage to property, products and completed operations.
(c)    Workers’ compensation insurance for all employees of Borrower and each subsidiary in such amount as is required by law and including employer’s liability insurance, if required by Administrative Agent.
All policies of insurance required by Administrative Agent must be issued by companies reasonably approved by Administrative Agent and otherwise be reasonably acceptable to Administrative Agent as to amount, forms, risk coverages and deductibles. In addition, each policy (except workers’ compensation) must provide Administrative Agent at least 30 days’ prior notice of cancellation, non-renewal or modification. If Borrower or the applicable subsidiary of Borrower fails to keep any such coverage in effect while any Commitment is outstanding, Administrative Agent may procure the coverage at Borrower’s expense. Borrower shall reimburse Administrative Agent, on demand, for all premiums advanced by Administrative Agent or Lenders, which advances shall be considered to be additional loans to Borrower hereunder at the Default Rate applicable to Base Rate Committed Loans. Neither Administrative Agent nor any Lender shall, because of accepting, reasonably disapproving, approving or obtaining insurance, incur any liability for (i) the existence, nonexistence, form or legal sufficiency thereof, (ii) the solvency of any insurer, or (iii) the payment of losses.
6.1.4    Preservation of Rights. Borrower shall, and shall cause the applicable subsidiary of Borrower to, obtain and preserve all rights, privileges and franchises necessary or desirable for the operation of each Unencumbered Property owned by Borrower or such subsidiary of Borrower. Borrower and Guarantor shall also obtain and preserve, and shall cause their respective applicable subsidiaries to obtain and preserve, all rights, privileges and franchises necessary or desirable for the conduct of Borrower’s, Guarantor’s and such subsidiaries’ business. Borrower shall, and shall cause its applicable subsidiary to, maintain any Unencumbered Property owned by it in good condition. Borrower shall, and shall cause its applicable subsidiary to, at Borrower’s or such subsidiary’s sole cost and expense, follow all recommendations in any asbestos survey conducted by an expert selected by Borrower or such subsidiary and approved by Administrative Agent with respect to any Unencumbered Property owned by Borrower or such subsidiary regarding safety conditions for, and maintenance of, any asbestos containing materials, including any recommendation to institute an O&M Plan.
6.1.5    Taxes. Borrower and Guarantor shall make, and shall cause their respective applicable subsidiaries to make, timely payments of all local, state and federal taxes; provided, however, that none of Borrower, Guarantor or any such subsidiary need pay any such taxes (a) that it is contesting in good faith and by appropriate proceedings that were promptly commenced and are being diligently pursued, and (b) for which Borrower, Guarantor or such subsidiary, as applicable, has created an appropriate reserve or other provision as required by GAAP, and no material property of Borrower, Guarantor or such subsidiary is in imminent danger of being lost or forfeited.
6.1.6    Certificate of Beneficial Ownership and Other Additional Information. If Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, then Borrower shall provide to Administrative Agent and the Lenders: (i) promptly upon such qualification, a Certificate of Beneficial Ownership in form and substance acceptable to Administrative Agent and the Lenders and thereafter from time to time confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to Administrative Agent and the Lenders; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to Administrative Agent and the Lenders, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by Administrative Agent or any Lender from time to time for purposes of compliance by Administrative Agent or such Lender with applicable laws (including without limitation the PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Administrative Agent or such Lender to comply therewith.
6.2    Payment of Expenses.
(a)    Borrower shall pay or reimburse Administrative Agent, within fifteen (15) days after demand, for (i) the costs of electronic distribution services (such as Debt X, SyndTrak or IntraLinks) incurred in connection with the closing and administration of the transactions contemplated by the Loan Documents (which costs with respect to administration are expected to be approximately $5,500, plus approximately $600 for the filing of CUSIP registration numbers); and (ii) costs, expenses and other amounts described in Section 10.4(a) hereof. Such costs and expenses shall include fees for due diligence and environmental services (including only those services performed by Administrative Agent or Lender employees and the cost of those services that Administrative Agent or any Lender incurs because it believes that such services are required), electronic distribution service charges, legal fees and expenses of counsel, counsel’s travel expenses associated with any syndication, lender meetings or other conferences and any other reasonable fees and costs for services, regardless of whether such services are furnished by Administrative Agent’s or any Lender’s employees or by independent contractors.
(b)    Borrower shall pay or reimburse Administrative Agent for the benefit of each Lender within fifteen (15) days after demand for all costs and expenses, including all electronic distribution service, legal, audit and review fees and expenses (including the allocated cost of such services by Administrative Agent’s employees) incurred by Administrative Agent in connection with the enforcement or preservation of any rights or remedies under any Loan Document with respect to a Default or an Event of Default (including any “workout” or restructuring of the Loans, and any bankruptcy, insolvency or other similar proceeding, judicial proceeding or arbitration).
Borrower acknowledges that none of the fees described in Section 2.11 include amounts payable by Borrower under this Section 6.2. All such sums incurred by Administrative Agent or any Lender and not immediately reimbursed by Borrower within fifteen (15) days of written notice by Administrative Agent shall be considered an additional loan to Borrower hereunder at the Default Rate applicable to Base Rate Committed Loans. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.
6.3    Financial and Other Information; Certification. Borrower shall provide to Administrative Agent (and the Administrative Agent shall promptly provide copies to the Lenders of any such information received) the following financial information and statements for Guarantor and its consolidated subsidiaries prepared on a consolidated basis:
(a)    Within ninety (90) days after each fiscal year end, the annual audited consolidated financial statements of Guarantor prepared in accordance with GAAP, and accompanied by the opinion of KPMG LLP or another nationally recognized Certified Public Accountant stating that such consolidated financial statements present fairly the financial positions of Guarantor for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and are not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.
(b)    Within forty-five (45) days after the end of each of the first three fiscal quarters, quarterly unaudited financial statements of Guarantor, including cash flow statements, certified by a Responsible Officer of Guarantor, and (to the extent appropriate), prepared on a consolidated basis according to GAAP.
(c)    Reserved.
(d)    If requested by Administrative Agent, copies of Borrower’s and Guarantor’s federal income tax return (with all schedule K-l’s attached), within fifteen (15) days of filing, and, if requested by Administrative Agent, copies of any extensions of the filing date, certified by an appropriate Responsible Officer as being complete and correct in all material respects.
(e)    Copies of Guarantor’s Form 10-K Annual Report within ninety (90) days of its fiscal year end.
(f)    Copies of Guarantor’s Form 10-Q Quarterly Report within forty-five (45) days after the end of each calendar quarter except fiscal year end and copies of all statements, reports and notices, sent or made available generally by Borrower or Guarantor to their respective security holders at the time they are so sent or made available, any financial statements contained therein to be certified by the chief financial officer of Borrower, and (to the extent appropriate) to be prepared on a consolidated basis according to GAAP and to include Borrower and Guarantor.
(g)    Within sixty (60) days of the end of each of the first three fiscal quarters and, in addition, within ninety (90) days of the end of each fiscal year, a Compliance Certificate of Borrower signed and certified by an authorized financial officer of Borrower (i) setting forth the information and computations (in sufficient detail) to determine the Gross Asset Value, the Total Liabilities, the Unsecured Debt, the Secured Debt, the Unencumbered Stabilized Asset Property Value, the Unencumbered Development Property Value, the Unencumbered Asset Value, the EBITDA, the Fixed Charges, and to establish that Borrower is in compliance with all financial covenants set forth in this Agreement at the end of the period covered by the financial statements then being furnished, (ii) stating specifically that the Outstanding Amount of Loans is less than or equal to the Availability, and (iii) setting forth whether there existed as of the date of the most recent financial statements of Guarantor and its consolidated subsidiaries and whether there exists as of the date of the certificate, any Default or Event of Default under this Agreement and, if any such Default or Event of Default exists, specifying the nature thereof and the action Borrower is taking and proposes to take with respect thereto.
(h)    Intentionally omitted.
(i)    Intentionally omitted.
(j)    Any other financial or other information concerning the affairs and properties of Borrower, Guarantor and any subsidiary of Borrower or Guarantor as Administrative Agent may reasonably request, to be furnished promptly upon such request.
Documents required to be delivered pursuant to Section 6.3(e) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at its website address set forth on the signature page hereof (or such other website address as notified to Administrative Agent and the Lenders); or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: (A) upon request by Administrative Agent, Borrower shall deliver paper copies of such documents to Administrative Agent until a written request to cease delivering paper copies is given by Administrative Agent, and (B) Borrower shall notify (which may be by facsimile or electronic mail) Administrative Agent of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding the foregoing in every instance Borrower shall be required to provide paper copies of the Compliance Certificates required hereunder. Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for maintaining its copies of such documents.

Each of Borrower and, by its execution of its consent hereto, Guarantor hereby acknowledges that (a) Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of Borrower, Guarantor or any subsidiary of Borrower or Guarantor hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on SyndTrak or IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower, Guarantor, any subsidiary of Borrower or Guarantor or their securities) (each, a “Public Lender”). Each of Borrower and, by its execution of its consent hereto, Guarantor, agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower, Guarantor and each subsidiary of Borrower or Guarantor shall be deemed to have authorized Administrative Agent, the Arranger, and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower, Guarantor, any subsidiary of Borrower or Guarantor or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information. they shall be treated as set forth in Section 10.6); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, neither Borrower nor Guarantor shall be under any obligation to mark any Borrower Materials “PUBLIC.”
6.4    Notices. Borrower shall promptly notify Administrative Agent in writing (and the Administrative Agent shall promptly provide copies to the Lenders of any such notice received) of any knowledge that any officer of Borrower or Guarantor has of:
(a)    any litigation affecting Borrower, Guarantor, any Unencumbered Property, and/or any subsidiary or affiliate of Borrower or Guarantor that directly owns any Unencumbered Property or any development property or whose financial results are consolidated with those of Borrower or Guarantor for reporting purposes, in each case where the aggregate amount at risk or at issue (including litigation costs and attorneys’ fees and expenses, but excluding claims which, in Administrative Agent’s reasonable judgment, are expected to be covered by insurance) exceeds: (1) in the case of litigation affecting an Unencumbered Property, an aggregate amount of $10,000,000, or (2) in the case of litigation affecting Borrower, Guarantor or any such subsidiary or affiliate of Borrower or Guarantor, an aggregate amount of $50,000,000;
(b)    any written notice from any Governmental Authority having jurisdiction thereover that any property or Borrower’s or Guarantor’s business fails in any material respect to comply with any applicable Law (including any Environmental Law), regulation or court order, where the failure to comply could have a material adverse effect on Borrower or Guarantor;
(c)    any material adverse change in the physical condition of any Unencumbered Property or Borrower’s or Guarantor’s financial condition or operations, or any other circumstance that materially adversely affects Borrower’s or any subsidiary of Borrower’s intended use of any Unencumbered Property or Borrower’s ability to repay the Loan;

(d)    (i) any Default or Event of Default and any failure to comply with this Agreement or any other Loan Document or (ii) any failure to comply with any other material agreement to which Borrower or Guarantor or any consolidated subsidiary of Borrower is a party, including, but not limited to, any loan documentation relating to Indebtedness of Borrower, Guarantor or any such consolidated subsidiary of Borrower, where such noncompliance has a material adverse effect on the ability of Borrower, Guarantor or such consolidated subsidiary of Borrower to perform their respective obligations under the terms of the Loan Documents;
(e)    any change in Borrower’s or Guarantor’s name, legal structure, jurisdiction of formation, place of business to a state other than the State of California, or chief executive office to a state other than the State of California if Borrower or Guarantor has more than one place of business;
(f)    any actual or threatened condemnation of any portion of any Unencumbered Property given in writing to Borrower or any subsidiary of Borrower, as the case may be, by any Governmental Authority, or any loss of or substantial damage to any Unencumbered Property;
(g)    any notice of any cancellation, alteration or non-renewal of any insurance coverage maintained with respect to any Unencumbered Property;
(h)    any written notice received by Borrower from any Governmental Authority that any Unencumbered Property, or any use activity, operation or maintenance thereof or thereon, is not in compliance with any Law, including any Environmental Laws, and including notice of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against Borrower or any Subsidiary of Borrower which owns any Unencumbered Property or any of their respective Unencumbered Properties pursuant to any applicable Environmental Laws, and (ii) any environmental or similar condition on any real property adjoining or in the vicinity of any Unencumbered Property of Borrower or any Subsidiary of Borrower that could reasonably be anticipated to cause the applicable Unencumbered Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such Unencumbered Property under any Environmental Laws; or
(i)    any announcement by any of Moody’s, S&P and/or Fitch, if such rating agency has provided a rating on Guarantor’s senior unsecured long term debt, regarding a change or possible change in such rating of Guarantor’s senior unsecured long term debt.
6.5    Negative Covenants.
6.5.1    Limitations on Certain Activities. Without the prior written consent of the Required Lenders (or Administrative Agent at the request of the Required Lenders), which consent shall not be unreasonably withheld or delayed:
(1)    other than in the ordinary course of Borrower’s business, Borrower shall not lease all or a substantial part of Borrower’s business or Borrower’s assets;
(2)    neither Borrower nor Guarantor shall enter into or invest in any consolidation, merger, pool, syndicate or other combination unless Borrower, or Guarantor, as applicable, is the surviving entity and control of Borrower does not change;

(3)    the legal structure of Borrower shall not change from a limited partnership that is an operating partnership whose sole general partner is Guarantor; the legal structure of Guarantor shall not change from a publicly traded real estate investment trust under the provisions of Internal Revenue Code Sections 856 and 857; and the legal structure of Borrower and Guarantor shall not change from a so-called up-REIT;
(4)    Borrower’s or Guarantor’s jurisdiction of formation, place of business, or chief executive office (if Borrower or Guarantor has more than one place of business) shall not change except upon 30 days’ prior written notice to Administrative Agent;
(5)    Borrower’s general partner shall not change from Guarantor; and
(6)    Intentionally omitted.
6.5.2    Material Changes. Borrower and Guarantor shall not in any case (including by any division or plan of division under Delaware law or any comparable event under a different jurisdiction’s laws):
(1)    liquidate or dissolve Borrower’s or Guarantor’s business; or
(2)    dispose of all or substantially all of Borrower’s or Guarantor’s business or of Borrower’s or Guarantor’s assets.
6.6    Type of Business; Development Covenants. Borrower shall own, manage, finance, lease and/or operate as an owner, developer and/or asset manager of multifamily residential properties, and all of Borrower’s other business activities and investments shall be incidental thereto, with the exception of the investments described in clause (d) below. Guarantor and its consolidated subsidiaries shall not own at any time, on a consolidated basis, and without duplication:
(a)    entitled and unentitled land,
(b)    development properties,
(c)    Joint Venture Investments, and
(d)    real estate assets (other than multifamily residential properties), or investments in, or loans to, companies that own and/or develop real estate (other than multifamily residential properties), the value of which exceeds the following (the “Development Limits”): in the aggregate for all assets described in clauses (a)-(d) above, 35% of Gross Asset Value, or in the aggregate for the assets described in clause (a) above, 10% of Gross Asset Value, or in the aggregate for the assets described in clause (b) above, 25% of Gross Asset Value. Notwithstanding anything to the contrary herein, in the event any of the Development Limits are exceeded at any time, such failure to comply with the Development Limits requirements shall not constitute a Default or Event of Default hereunder but any such excess value shall not be included in the calculation of Gross Asset Value hereunder.

For the purpose of calculating the value for assets in clauses (a) and (b) above, projects that have not yet attained a stabilized occupancy (which, for this purpose only, shall be 90% occupancy) shall be valued at the book value of the project (multiplied, if such project is owned by a Joint Venture, by Borrower’s Capital Interest in such Joint Venture). Projects that attain 90% occupancy shall no longer be considered for the purpose of calculating the Development Limits contained in this Section 6.6.
6.7    Performance of Acts. Upon request by Administrative Agent, Borrower and Guarantor shall perform all acts required of them which may be reasonably necessary or advisable to carry out the intent of the Loan Documents.
6.8    Keeping Guarantor Informed. Borrower shall keep Guarantor (and any other Person giving a guaranty to Administrative Agent and Lenders with regard to the Loans), in its capacity as a guarantor, informed of Borrower’s financial condition and business operations and all other circumstances that may affect Borrower’s ability to pay or perform its obligations under the Loan Documents. In addition, Borrower shall deliver to Guarantor and any other guarantor all of the financial information required to be furnished to Administrative Agent hereunder.
6.9    Maximum Total Liabilities to Gross Asset Value. Total Liabilities at the end of each calendar quarter shall not exceed 60% of Gross Asset Value at such time; provided, however, Total Liabilities may exceed 60%, so long as for acquisition purposes it does not exceed more than 65%, during any four (4) consecutive calendar quarters. For the purposes of this covenant, (i) Total Liabilities shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Indebtedness that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation, and (y) Unrestricted Cash and Cash Equivalents and (ii) Gross Asset Value shall be adjusted by deducting therefrom the amount by which Indebtedness is adjusted under clause (i).
6.10    Certain Debt Limitations. (a) The Outstanding Amount of all Loans shall not exceed the Availability at any time and (b) the amount of Secured Debt at the end of each calendar quarter shall not exceed 40% of the Gross Asset Value at such time.
6.11    Fixed Charge Coverage Ratio. The ratio determined at the end of each calendar quarter of (a) EBITDA for the four consecutive calendar quarter period ending on such determination date divided by (b) the amount of Fixed Charges for such four calendar quarter period shall not be less than 1.50:1.00.
6.12    Maximum Unsecured Debt Leverage Ratio. The ratio determined at the end of each calendar quarter of (a) the Unencumbered Asset Value for the four consecutive calendar quarter period ending on such date divided by (b) the amount of Unsecured Debt for such four calendar quarter period shall not be less than 1.50:1.00.
6.13    Maximum Quarterly Dividends. During the continuance of any Event of Default, aggregate distributions shall not exceed the minimum amount that Guarantor must distribute to its shareholders in order to qualify as a real estate investment trust under the provisions of Internal Revenue Code Sections 856 and 857.
6.14    Negative Pledge; Limitations on Affiliate Indebtedness.

(a)    Borrower shall not, nor permit any of its Subsidiaries to, create, assume, or allow any Lien (including any judicial lien) on any Unencumbered Property, and neither Borrower nor Guarantor shall create, assume or allow any Lien (including any judicial lien) on Borrower’s or Guarantor’s direct or indirect ownership interests in any of their respective subsidiaries, except for Permitted Liens; it being understood and agreed by Borrower, Guarantor (as a signatory hereto in its capacity as the general partner of Borrower), and the other parties hereto that nothing contained in this Section 6.14 shall be deemed or construed to prohibit Borrower and Guarantor from delivering from time to time a negative pledge covenant substantially in the form contained in this Section 6.14 under and pursuant to a third party credit agreement (including any institutional private placement note agreement) or notes issued at any time in a Rule 144A, Regulation S or public offering or exchange of such notes to the institutional creditor or creditors party to any such third party credit agreement (including any such private placement note agreement) or holders of such notes.
(b)    Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume or allow any negative pledge agreement in favor of any other Person affecting or relating to any Unencumbered Property, other than a negative pledge agreement as contemplated by Section 6.14(a) under and pursuant to a third party credit agreement (including any third party private placement note agreement) with institutional investors or under and pursuant to notes issued at any time in a Rule 144A, Regulation S or public offering or exchange of such notes. In addition, neither Borrower nor Guarantor shall incur nor permit their respective subsidiaries to incur (in this context, an “Obligor”) any intercompany Indebtedness owing to Borrower, Guarantor, any such subsidiary of Borrower or Guarantor or any other Affiliate (in this context, an “Intercompany Creditor”) other than on fair and reasonable terms substantially as favorable to the Obligor as would be obtainable by the Obligor at the time in a comparable arm’s length transaction with a Person other than the Intercompany Creditor.
(c)    Borrower shall have the right to contest (and to cause its applicable subsidiary to contest) in good faith by appropriate legal or administrative proceeding the validity of any prohibited Lien affecting its properties so long as (i) no Event of Default exists and is continuing, (ii) Borrower first deposits (or causes its applicable subsidiary to deposit) with Administrative Agent a bond or other security satisfactory to Administrative Agent in the amount reasonably required by Administrative Agent; (iii) Borrower immediately commences (or causes its applicable subsidiary to immediately commence) its contest of such Lien and continuously pursues the contest in good faith and with due diligence; (iv) foreclosure of the Lien is stayed; and (v) Borrower pays (or causes its applicable subsidiary to pay) any judgment rendered for the Lien claimant or other third party, unless such judgment has been stayed as the result of an appeal, within 30 days after the entry of the judgment. Borrower will (or will cause its applicable subsidiary to) discharge or elect to contest and post an appropriate bond or other security within 30 days of written demand by Administrative Agent.
6.15    Change in Ownership of Borrower or Management of the Unencumbered Property. Borrower shall not cause, permit or suffer (a) any change of the general partner of Borrower, or (b) any Change in Control of Guarantor (whether by tender offer for a majority of the outstanding shares of Guarantor, a merger in which Guarantor is not the surviving entity, or otherwise).

6.16    Books and Records. Each of Borrower and Guarantor shall maintain (and shall cause each of their respective subsidiaries to maintain) adequate books and records (provided that, with respect to any such subsidiary, such books and records shall mean its income and expense statements).
6.17    Audits. Borrower and Guarantor shall allow (and shall cause their respective subsidiaries to allow) Administrative Agent and any of its respective agents to inspect its properties and examine, audit and make copies of its books and records at any reasonable time upon reasonable notice to Borrower. If any of the properties, books or records of Borrower, Guarantor or any of their subsidiaries are in the possession of a third party, Borrower or Guarantor as applicable, shall authorize (and cause their respective applicable subsidiaries to authorize) that third party to permit Administrative Agent or any of its respective agents to have access to perform inspections or audits and to respond to Administrative Agent’s requests for information concerning such properties, books and records.
6.18    Cooperation. Borrower and Guarantor shall take any action reasonably requested by Administrative Agent to carry out the intent of this Agreement.
6.19    ERISA Plans. Borrower shall give prompt written notice to Administrative Agent of the occurrence of any ERISA Event.
6.20    Use of Proceeds. Borrower shall use the proceeds of the Loans only for (a) financing for acquisition, development and/or redevelopment of real and personal property, (b) refinancing existing Indebtedness, (c) general corporate purposes, (d) working capital in Borrower’s business, and (e) other purposes permitted by Borrower’s organizational documents as they appear as of the Closing Date (including, without limitation, dividends and other distributions).
6.21    Use of Proceeds – Ineligible Securities. Borrower shall not use any proceeds of the Loans, directly or indirectly, to purchase or carry, or reduce or retire any loan incurred to purchase or carry, any “Margin Stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Borrower will not request any Loan, and Borrower shall not use, and Borrower shall ensure that its Subsidiaries, Affiliates and its or their respective directors and officers, and Borrower shall use commercially reasonable efforts to ensure that its employees and agents, shall not use, directly or indirectly, the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii)(A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as Administrative Agent, Arranger, Lender, underwriter, advisor, investor, or otherwise).
7.    REPRESENTATIONS AND WARRANTIES. When Borrower and Guarantor sign this Agreement, and until Administrative Agent and Lenders are repaid in full, Borrower and Guarantor make the following representations and warranties. Each request for an extension of credit hereunder constitutes a renewal of each of the following representations and warranties.
7.1    Organization of Borrower and Guarantor. Borrower is a limited partnership duly formed, validly existing and in good standing under the laws of California. Guarantor is an entity duly organized, validly existing and in good standing under the laws of its state of formation or organization.
7.2    Authorization. The execution and compliance with this Agreement and each Loan Document to which Borrower or Guarantor is a party are within such Person’s powers, have been duly authorized, and do not conflict with any of such Person’s organizational or formation papers.
7.3    Enforceable Agreement. This Agreement is a legal, valid and binding agreement of Borrower, enforceable against Borrower in accordance with its terms, and it and any Loan Document to which it or Guarantor is a party, when executed and delivered, will be similarly legal, valid, binding and enforceable, except as the same may be limited by insolvency, bankruptcy, reorganization, or other laws relating to or affecting the enforcement of creditors’ rights or by general equitable principles.
7.4    Good Standing. In each state in which Borrower or Guarantor does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.
7.5    No Conflicts. Neither Borrower, Guarantor nor any Unencumbered Property, are in violation of, nor do the terms of this Agreement or any other Loan Document conflict with, any law (including any Environmental Laws, Anti-Corruption Laws and applicable Sanctions), regulation or ordinance, any order of any court or governmental entity, any organizational documents of Borrower or Guarantor, or any covenant or agreement affecting Borrower or Guarantor or any Unencumbered Property, which has a Material Adverse Effect.
7.6    Financial Information. All financial information which has been and will be delivered to Administrative Agent, including all information relating to the financial condition of Borrower, Guarantor, and their respective subsidiaries and any Unencumbered Property, did as of its date fairly and accurately represent the financial condition being reported on. All such information was and will be prepared in accordance with GAAP, unless otherwise noted. Since December 31, 2024, there has been no Material Adverse Effect.
7.7    Borrower Not a “Foreign Person”. Borrower is not a “foreign person” within the meaning of Section 1445(1)(3) of the Internal Revenue Code of 1986, as amended from time to time.
7.8    Lawsuits. There are no lawsuits, actions, tax claims, investigations, proceedings, or other disputes, pending or threatened, in any court or before any arbitrator or Governmental Authority that purport to affect Borrower, Guarantor, any subsidiaries or Affiliates of Borrower or Guarantor, any Unencumbered Property, or any transaction contemplated by this Agreement or any other Loan Document that will have a Material Adverse Effect or material adverse effect on any transaction contemplated by this Agreement or any other Loan Document.

7.9    Permits, Franchises. Borrower and Guarantor each possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.
7.10    Other Obligations. Neither Borrower nor Guarantor is in material default (taking into account all applicable cure periods, if any) on any material obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.
7.11    Income Tax Returns. Except as otherwise disclosed to Administrative Agent in a writing referring to this Section 7.11, Borrower has no knowledge of any pending assessments or adjustments of the income tax of Borrower or Guarantor in an amount in excess $500,000 for any year, individually or in the aggregate.
7.12    No Event of Default. There is no event which is, or with notice or lapse of time or both would be, an Event of Default under this Agreement.
7.13    ERISA Plans.
(a)    Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.
(b)    No Reportable Event has occurred.
(c)    No action by Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.
(d)    No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.
7.14    Location of Borrower. Borrower’s place of business (or, if Borrower has more than one place of business, its chief executive office) is located at the address listed in Schedule 1.2 attached hereto or at such other place as to which Borrower has notified Administrative Agent in writing.
7.15    No Required Third Party/Governmental Approvals. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with any third party or any Governmental Authority, is necessary or required in connection with the execution, delivery or performance of this Agreement or any other Loan Document to which Borrower or Guarantor is a party, or the enforcement of any such agreements against Borrower or Guarantor.
7.16    Regulated Entities. Neither Borrower nor any Person controlling Borrower is an “Investment Company” within the meaning of the Investment Company Act of 1940; or subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the

Interstate Commerce Act, any state public utilities code, or any other federal or state statute or regulation limiting its ability to incur Indebtedness.
7.17    Anti-Money Laundering Laws; Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.
(a)    Borrower, its Subsidiaries, Affiliates and, to Borrower’s Knowledge, their respective officers, employees and its directors and agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects. The Borrower and its Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions. None of Borrower, any Subsidiary, any Affiliate or, to Borrower’s Knowledge, any of their respective directors, officers or employees, is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (i) the target of any Sanctions or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Kherson and Zaporizhzhia regions of Ukraine). To Borrower’s Knowledge, no Loan, use of the proceeds of any Loan or other transactions contemplated hereby will violate Anti-Corruption Laws, Anti-Money Laundering Laws or applicable Sanctions.
(b)    To Borrower’s Knowledge, neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. Borrower and its Subsidiaries and Affiliates are in compliance in all material respects with the PATRIOT Act.
7.18    Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to Administrative Agent and the Lenders for Borrower on or prior to the Closing Date (if such certification was required to be delivered by Administrative Agent), as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date thereof and as of the date any such update is delivered.
7.19    Affected Financial Institution. Neither Borrower nor any of its Affiliates or Subsidiaries is an Affected Financial Institution.
8.    DEFAULT AND REMEDIES.
8.1    Events of Default. Borrower will be in default under this Agreement upon the occurrence of any one or more of the following events (each, an “Event of Default”):
(a)    Borrower fails to make any payment due hereunder, or fails to make any payment demanded by Administrative Agent under any Loan Document, on the earlier of (i) the Maturity Date or (ii) within fifteen (15) days after (x) the date when due or (y) if the payment is unscheduled, the date when payment is demanded by Administrative Agent; or

(b)    Borrower fails to perform or observe any term, covenant or agreement contained in (i) any of Sections 6.4(d)(i), 6.13 or 6.21; or (ii) any of Sections 6.1.3, 6.3, 6.5, 6.14 or 6.17 and does not cure that failure within fifteen (15) days after written notice from Administrative Agent; or (iii) Section 6.4 (other than Section 6.4(d)(i)) and does not cure that failure within fifteen (15) days after Borrower’s Knowledge of such failure; or (iv) Section 6.15(a) and (b); or (v) any of Sections 6.9, 6.10, 6.11 or 6.12 and does not cure that failure within forty-five (45) days after the end of the fiscal quarter in which such Default arose; or
(c)    Borrower fails to comply with any covenant contained in this Agreement other than those referred to in clauses (a) and (b), and does not either cure that failure within thirty (30) days after written notice from Administrative Agent, or, if the default cannot be cured in thirty (30) days, Borrower fails to promptly commence cure (in any event, within ten (10) days after receipt of such notice), and thereafter diligently prosecute such cure to completion, and complete such cure within ninety (90) days after receipt of such notice: or
(d)    (i) Borrower, Guarantor or any subsidiary of Borrower or Guarantor institutes or consents to the institution of any Insolvency Proceeding, makes an assignment for the benefit of creditors or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Borrower, Guarantor or any subsidiary of Borrower or Guarantor and the appointment continues undischarged or unstayed for sixty (60) calendar days; (iii) any Insolvency Proceeding relating to Borrower, Guarantor or any subsidiary of Borrower or Guarantor or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; (iv) Borrower, Guarantor or any subsidiary of Borrower or Guarantor becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or (v) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of Borrower, Guarantor or any subsidiary of Borrower or Guarantor and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or
(e)    Borrower or Guarantor dissolves or liquidates; or
(f)    Any representation or warranty made or given in any of the Loan Documents proves to be false or misleading in any material respect; or
(g)    Guarantor breaches or fails to comply with any covenant contained in this Agreement or any other Loan Document applicable to it, other than those defaults included within clause (b) above, and does not cure that failure within thirty (30) days after written notice from Administrative Agent, or, if the default cannot be cured in thirty (30) days, Guarantor fails to promptly commence cure (in any event, within ten (10) days after receipt of such notice), and thereafter diligently prosecute such cure to completion, and complete such cure within ninety (90) days after receipt of such notice; or
(h)    A defined event of default occurs under any of the Loan Documents; or

(i)    A final non-appealable judgment or order is entered against Borrower, Guarantor or any subsidiary of Borrower or Guarantor that materially adversely affects (i) Borrower’s or such subsidiary’s intended use of one or more of the Unencumbered Properties or (ii) Borrower’s or Guarantor’s ability to repay the Loans; or
(j)    Borrower or Guarantor fails, after the expiration of applicable cure periods, if any, to perform any obligation under any other agreement Borrower has with Administrative Agent or any Lender or any Affiliate of Administrative Agent or any Lender; or
(k)    Borrower, Guarantor or a subsidiary of Borrower or Guarantor defaults (taking into account applicable notice and cure periods, if any) in connection with any credit such Person has with any holder of Indebtedness of such Person, (i) and such default consists of the failure to make a payment when due on one or more obligations that are recourse to Borrower, Guarantor or a subsidiary of Borrower or Guarantor whose outstanding principal amount exceeds $50,000,000 individually or in the aggregate and such default has not been waived by the holder of such Indebtedness, or (ii) as result of such default, one or more obligations that are recourse to Borrower, Guarantor or a subsidiary of Borrower or Guarantor whose outstanding principal amount exceeds $50,000,000 individually or in the aggregate have been accelerated; or
(l)    Guarantor shall no longer qualify as a real estate investment trust under the provisions of Code Sections 856 and 857; or
(m)    (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $15,000,000, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $15,000,000; or
(n)    Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect (unless such Loan Document is replaced in a manner reasonably satisfactory to Administrative Agent); or any of Borrower or Guarantor or a subsidiary of Borrower or Guarantor contests in any manner the validity or enforceability of the remedies of Administrative Agent or any Lender under any Loan Document; or a party to a Loan Document (other than any Lender or Administrative Agent) denies that it has any further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.
Notwithstanding the foregoing, any event or circumstance described in the foregoing clauses (a)-(n) with respect to any subsidiary of Borrower or Guarantor shall not constitute an Event of Default hereunder as long as each Unencumbered Property owned by such subsidiary is not included in the calculation of the Unencumbered Asset Value hereunder for so long as such event or circumstances continues to exist.
8.2    Remedies. If any Event of Default occurs, Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders:

8.2.1    Termination of Commitment to Lend. Declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments shall forthwith be terminated; and
8.2.2    Acceleration of Loans. Declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and
8.2.3    Intentionally Omitted.
8.2.4    Exercise of Rights and Remedies. Exercise all rights and remedies available to it under the Loan Documents or applicable Law; provided, however, that upon the occurrence of any event specified in Section 8.1(d) above, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Administrative Agent or any Lender.
8.3    Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including legal fees and expenses and amounts payable under Sections 2.11, 6.2, and 10.4) payable to Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including amounts payable under Sections 2.11, 3.1, 3.3, 3.4, 6.2, and 10.4), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the payment of any and all other remaining Obligations (not otherwise specified above in this Section 8.3); and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by law.

9.    ADMINISTRATIVE AGENT.
9.1    Appointment and Authority. Each of the Lenders hereby irrevocably appoints U.S. Bank to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 9 are solely for the benefit of Administrative Agent and the Lenders, and Borrower shall not have rights as a third party beneficiary of any of such provisions.
9.2    Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.3    Exculpatory Provisions.
9.3.1    Limitation of Administrative Agent’s Duties. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent: (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing; (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.
9.3.2    Limitation of Administrative Agent’s Liability. Administrative Agent shall not be liable to any Lender for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.2 and 9.1), or (ii) in the absence of its own gross negligence or willful misconduct, Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to Administrative Agent by Borrower or a Lender.

9.3.3    Limitation of Administrative Agent’s Responsibilities. Administrative Agent shall not be responsible to any Lender for, or have any duty to ascertain or inquire for the benefit of any Lender into, (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.
9.4    Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability to any Lender for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person; provided, however, that notwithstanding any such notice, request or other direction to the contrary, in all events Administrative Agent shall direct that the proceeds of a Borrowing be deposited in the account of Borrower designated to Administrative Agent on the Closing Date (the “Designated Borrower’s Account”). Subject to the foregoing sentence, Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.5    Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
9.6    Resignation of Administrative Agent.
9.6.1    Notice of Resignation. Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that as long as no Event of Default hereunder has occurred and is continuing, Borrower shall have the right to consent to such successor, such consent to not be unreasonably withheld; provided, further, that, notwithstanding the immediately preceding proviso, Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that as long as no Event of Default hereunder has occurred and is continuing, Borrower shall have the right to consent to such successor, such consent to not be unreasonably withheld; provided, further, that if Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
9.6.2    Intentionally Omitted.
9.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.8    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Joint Bookrunners, Co-Syndication Agents or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.

9.9    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower or Guarantor, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid, and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 2.11, 6.2 and 10.4) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.11, 6.2 and 10.4. Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
9.10    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or Guarantor, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (i) clause (i) of Section 9.10(a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) of Section 9.10(a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or Guarantor, that Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
9.11    Erroneous Payments.
9.11.1    If Administrative Agent notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding subsection 9.11.2) that any funds received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on their respective behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Administrative Agent, and such Lender or L/C Issuer (as applicable) shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Administrative Agent to any Payment Recipient under this subsection 9.11.1 shall be conclusive, absent manifest error.
9.11.2    Without limiting immediately preceding subsection 9.11.1, each Lender or any Person who has received funds on behalf of a Lender hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(a)    (i) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (ii) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(b)    such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.11.
9.11.3    Each Lender hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Lender from any source, against any amount due to Administrative Agent under subsection 9.11.1 or under the indemnification provisions of this Agreement.
9.11.4    In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor by Administrative Agent in accordance with subsection 9.11.1, from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Administrative Agent in such instance), and is hereby (together with Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to Borrower or Administrative Agent, (ii) Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment

Deficiency Assignment, (iii) upon such deemed acquisition, Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Administrative Agent may be equitably subrogated, Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
9.11.5    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from Borrower or any other Loan Party for the purpose of making such Erroneous Payment.
9.11.6    To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
9.11.7    Each party’s obligations, agreements and waivers under this Section 9.11 shall survive the resignation or replacement of Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
10.    MISCELLANEOUS PROVISIONS.
10.1    Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower or Guarantor therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Administrative Agent at the written request of the Required Lenders) and, in the case of an amendment, by Borrower or Guarantor, and acknowledged by Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment or consent shall:
(a)    waive any condition set forth in Section 5.1 without the written consent of each Lender and promptly upon entry into any such amendment, modification or supplement, Administrative Agent will provide Lenders with notice and a copy of any such amendment, modification or supplement;
(b)    increase the aggregate Commitment, or increase or reinstate the Commitment of any Lender without the written consent of such Lender;
(c)    postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders, or any of them, hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(d)    reduce the rate of interest or any fees or other amounts payable in connection with the Loans except as expressly provided in this Agreement without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate”, or (ii) to amend any financial covenant hereunder (or any defined term used therein);
(e)    change Section 2.15 or Section 8.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;
(f)    change the voting percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders, or any of them, to take any action hereunder (e.g., the provisions of this Section 10.1 or the definition of the term “Required Lenders”), without the written consent of each Lender;
(g)    amend this or any provision requiring consent of all Lenders for action by the Lenders or Administrative Agent, without the written consent of each Lender;
(h)    discharge Borrower or Guarantor, or release all or substantially all of the collateral securing the Obligations, if any, without the written consent of each Lender, except as otherwise may be provided in the Loan Documents, or except where only the consent of the Required Lenders is expressly required by any Loan Document; or
(i)     subordinate, or have the effect of subordinating, (y) the Obligations hereunder to any other Indebtedness, or (z) the Liens securing the Obligations, if any, to Liens securing any other Indebtedness, in each case without the prior consent of each Lender directly affected thereby;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
In addition, notwithstanding the foregoing, (a) with the consent of Borrower, Administrative Agent may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct or cure any ambiguity, inconsistency or defect or correct any typographical or ministerial error in any Loan Document (provided that any such amendment, modification or supplement shall not be materially adverse to the interests of the Lenders taken as a whole), (b) without the consent of any Lender or Borrower, within a reasonable time after (i) the effective date of any increase or addition to, extension of or decrease from, the Maximum Facility Amount, or (ii) any assignment by any Lender of some or all of its Commitment Amount, Administrative Agent shall, and is hereby authorized to, revise Schedule 1.1 to reflect such change, whereupon such revised Schedule 1.1 shall replace the old Schedule 1.1 and become part of this Agreement, and (c) with the consent of Borrower, Administrative Agent may amend or amend and restate this Agreement and the other Loan Documents without the consent of any Lender, if (i) upon giving effect to such amendment or amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended or amended and restated), (ii) the Commitments of such Lender shall have terminated, (iii) such Lender shall have no other commitment or other obligation hereunder, and (iv) such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents.
10.2    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.2(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to Borrower or Administrative Agent to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 1.2; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.2(b) below, shall be effective as provided in such Section 10.2(b).

(b)    Electronic Communications. (i) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or Intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications, and (ii) unless Administrative Agent otherwise prescribes, (y) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (z) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (y) of notification that such notice or communication is available and identifying the website address therefor. Borrower hereby authorizes Administrative Agent to extend, convert or continue Loans and to transfer funds based on oral or written requests, including Notices of Committed Borrowing or Conversion/Continuation via telephone. Administrative Agent may rely upon, and shall incur no liability for relying upon, any oral or written requests that the Administrative Agent believes to be genuine and to have been signed, sent or made by an authorized person. Upon request by Administrative Agent, Borrower shall promptly confirm each oral notice in writing (which may include email), authenticated by a Responsible Officer. If the written confirmation differs in any material respect from the action taken by Administrative Agent, the records of Administrative Agent shall govern absent manifest error.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, Guarantor, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s, Guarantor’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, Guarantor, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Change of Address, Etc. Each of Borrower and Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Borrower and Administrative Agent. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender,
(e)    Reliance by Administrative Agent and Lenders. Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of Borrower by a Person identifying himself or herself as a Responsible Officer, even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower by a Person identifying himself or herself as a Responsible Officer. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.
(f)    Communication with Lenders; Availability of Documents. All communications from Administrative Agent to the Lenders requesting the Lenders’ determination, consent, approval or disapproval (a) shall be given in the form of a written notice to each Lender, (b) shall be accompanied by a description of the matter or time as to which such determination, approval, consent or disapproval is requested, or shall advise each Lender where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, and (c) shall include Administrative Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within ten (10) Business Days after receipt of the request from Administrative Agent (the “Lender Reply Period”). Unless a Lender shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Required Lenders or all the Lenders, Administrative Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Lenders and upon receiving the required approval or consent shall follow the course of action or determination of the Required Lenders (and each nonresponding Lender shall be deemed to have concurred with such recommended course of action) or all the Lenders, as the case may be. Administrative Agent will make available to the Lenders copies of the Loan Documents and any notices of default given to Borrower and, to the extent made available to Administrative Agent pursuant to the terms of this Agreement, copies of the organizational documents and financial information of Borrower, Guarantor and their respective subsidiaries and Affiliates.
10.3    No Waiver; Cumulative Remedies. No failure by any Lender or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
10.4    Costs and Expenses; Indemnity; Waiver of Consequential Damages, Etc.
(a)    Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by Administrative Agent and/or any Lender (including the fees, charges and disbursements of any counsel for Administrative Agent and/or any Lender), and shall pay all fees and time charges for attorneys who may be employees of Administrative Agent or any Lender in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification by Borrower. Borrower shall indemnify Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or Guarantor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by Borrower or any of its subsidiaries, or any liability under any Environmental Laws related in any way to Borrower or any of its subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or Guarantor, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or Guarantor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or Guarantor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c)    Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under Sections 10.4(a) or (b) to be paid by it to Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 10.4(c) are subject to the provisions of Section 2.14.2.
(d)    Payments. All amounts due under this Section shall be payable not later than fifteen (15) days after demand therefor.
(e)    Survival. The agreements in this Section shall survive the resignation of Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
(f)    Waiver of Consequential Damages. To the fullest extent permitted by applicable Law, Borrower agrees that it will not assert, and hereby waives, any claim against Administrative Agent, any Lender or any Related Party of any of the foregoing (each, a “Lender-Related Party”) on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of any Loan Document or any agreement or instrument contemplated thereby, the transactions contemplated thereby, any Loan, or the use of the proceeds thereof. To the fullest extent permitted by applicable law, Administrative Agent and each Lender agrees that it will not assert, and hereby waives, any claim against Borrower on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of any Loan Document or any agreement or instrument contemplated thereby, the transactions contemplated thereby, any Loan, or the use of the proceeds thereof; provided that, nothing in this Section 10.4(f) shall relieve the Borrower of any obligation it may have to indemnify a Lender-Related Party, as provided in Section 10.4(b), against any special, indirect, consequential or punitive damages asserted against such Lender-Related Party by a third party.
10.5    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.5(b), (ii) by way of participation in accordance with the provisions of Section 10.5(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.5(f). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.5(d) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignment by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans) at the time owing to it; provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; (iii) any assignment of a Commitment must be approved by Administrative Agent (which consent will not be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender or an Affiliate of a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 1.4, and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by Administrative Agent pursuant to clause (b) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.3, 3.4, and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender and, in such event, the assigning Lender shall return the original Note for cancellation and, if the assignment is for a portion of the assigning Lender’s Commitment, replacement by a new Note issued by Borrower and evidencing the assigning Lender’s reduced Commitment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.
(c)    Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from Administrative Agent a copy of the Register.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person, a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, a Defaulting Lender, or Borrower or any of Borrower’s Affiliates or subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Guarantor, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement: provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a)-(g) of Section 10.1 that directly affects such Participant. Subject to clause (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.3, 3.4, and 10.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender.
(e)    Limitations on Participant Rights. Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.1 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Sections 3.1.5 and 3.3.3 as though it were a Lender.

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.6    Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.
For purposes of this Section, “Information” means all information received from Borrower or any subsidiary thereof relating to Borrower or any subsidiary thereof or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or any subsidiary thereof, provided that, in the case of information received from Borrower or any subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section shall prohibit any Person from voluntarily communicating, disclosing or providing information within the scope of the confidentiality provisions of this Section regarding suspected violations of laws, rules, or regulations to a governmental, regulatory or self-regulatory organization without any notification to any Person.
Each of Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning Borrower or a subsidiary thereof, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
10.7    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, with the prior written consent of Administrative Agent, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, or its respective Affiliates, may have. Each Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.8    No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of the parties signing this Agreement and their successors and assigns. No trust is created by this Agreement and no other persons or entities shall have any right of action under this Agreement or any right to the Loan funds.
10.9    Payments Set Aside. To the extent that any payment by or on behalf of Borrower or Guarantor is made to Administrative Agent, or any Lender, or Administrative Agent, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff, or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.10    Counterparts; Integration; Effectiveness. This Agreement, may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Documents by facsimile or in electronic format (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Documents, provided that Administrative Agent reserves the right to require delivery of an original signature page in addition to any signature page delivered via facsimile or electronic format.
10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any credit extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.13    Replacement of Lenders. If Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1 or Section 3.3, or if any Lender is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.5), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    Borrower shall have paid to Administrative Agent the assignment fee specified in Section 10.5(b);

(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) and from Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.3 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
10.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (AS PERMITTED BY SECTION 1646.5 OF THE CALIFORNIA CIVIL CODE OR ANY SIMILAR SUCCESSOR PROVISION), WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE INTERNAL LAWS OF THE STATE OF CALIFORNIA TO THE RIGHTS AND DUTIES OF THE PARTIES.
(b)    SUBMISSION TO JURISDICTION. BORROWER AND ADMINISTRATIVE AGENT EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA SITTING IN SAN FRANCISCO COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF CALIFORNIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY SUCH ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT, EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION WHERE BORROWER OR ITS PROPERTIES ARE LOCATED.

(c)    WAIVER OF VENUE. BORROWER AND ADMINISTRATIVE AGENT EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.2(a). NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16    Judicial Reference. If any action or proceeding by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document is filed in a forum in which predispute waivers of the right to trial by jury are invalid under applicable law, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 (or similar applicable law) to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” (or similar term) as defined in California Code of Civil Procedure Section 1281.8 (or similar applicable law) shall be heard and determined by the court, and (b) the prevailing party, or the non-dismissing party in the event of a voluntary dismissal by the party instituting the action, shall be entitled to the full amount of all fees and expenses of any referee appointed in such action or proceeding.
10.17    PATRIOT Act Notice; Anti-Money Laundering Compliance. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the PATRIOT Act. The Borrower will, and will cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with anti-money laundering laws and regulations.
10.18    Time of the Essence. Time is of the essence of the Loan Documents.
10.19    No Fiduciary Relationship. In connection with all aspects of each transaction contemplated by the Loan Documents, Borrower and Guarantor each acknowledges and agrees that: (i) the Loan Documents and any related arranging or other services described in any of the Loan Documents (or in any commitment letter by U.S. Bank, the Arranger or any affiliate thereof) is an arm’s-length commercial transaction between Borrower and its Affiliates, on the one hand, and the Arranger, on the other hand, and Borrower, Guarantor and their respective Affiliates and subsidiaries are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by the Loan Documents; (ii) in connection with the process leading to such transaction, U.S. Bank and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Borrower, Guarantor or any of their respective subsidiaries, Affiliates, stockholders, creditors or employees or any other party; (iii) neither U.S. Bank nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in Borrower’s, Guarantor’s, or any of their respective Affiliates’ or subsidiaries’ favor with respect to any of the transactions contemplated by the Loan Documents or the process leading thereto (irrespective of whether U.S. Bank or the Arranger has advised or is currently advising any such Person or its Affiliates on other matters) and neither U.S. Bank nor the Arranger has any obligation to Borrower, Guarantor or any of their respective Affiliates or subsidiaries with respect to the transactions contemplated by the Loan Documents except those obligations expressly set forth herein and therein; (iv) U.S. Bank and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, Guarantor, and their respective Affiliates or subsidiaries and U.S. Bank and the Arranger have no obligation to disclose any of such interests by virtue of any advisory agency or fiduciary relationship; and (v) U.S. Bank and the Arranger have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated by the Loan Documents and Borrower, Guarantor, and their respective Affiliates and subsidiaries have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, Borrower and Guarantor each hereby waives and releases, to the fullest extent, permitted by law, any claims that it may have against U.S. Bank and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty relating to the transactions contemplated by the Loan Documents.
10.20    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.
10.21    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 10.21, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
10.22    Document Imaging; Electronic Transactions and the UETA; Telecopy and PDF Signatures; Electronic Signatures.
(a)    Without notice to or consent of Borrower or Guarantor, Administrative Agent may create electronic images of this Agreement and the other Loan Documents and destroy paper originals of any such imaged documents. So long as such images are maintained by or on behalf of Administrative Agent or any Lender as part of Administrative Agent’s or such Lender’s normal business processes, each of the parties hereto agrees that such images have the same legal force and effect as the paper originals, and are enforceable against such party, as the case may be. Furthermore, each of the parties hereto agrees that Administrative Agent may convert any Loan Document into a “transferable record” as such term is defined under, and to the extent permitted by, UETA, with the image of such instrument in Administrative Agent’s possession constituting an “authoritative copy” under UETA.
(b)    Administrative Agent is not obligated, but in its sole discretion may agree, to accept signatures on any of the Loan Documents or other documents required to be delivered under the Loan Documents (other than the Notes) that are images of manually executed signatures transmitted by telecopy, facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) or other electronic signatures.
(c)    In the event Administrative Agent agrees in its sole discretion to accept electronic signatures executed or adopted using an electronic signature platform not provided by Administrative Agent, Administrative Agent’s counsel or their respective contractor, Borrower or the applicable Lender will make available, or cause the electronic signature platform to make available, to Administrative Agent all such information and records as Administrative Agent requests to evaluate the electronic signature platform and any actual signatures that Borrower or such Lender is requesting Administrative Agent accept, including, without limitation, any digital records authenticating the identity of the signer. Any such electronic signature platform must be fully compliant with UETA and E-Sign.
(d)    In the event that Administrative Agent agrees to accept any electronic signatures under this Section, the words “execution,” “signed,” “signature,” and words of like import in or referring to any document so executed will be deemed to include images of manually executed signatures transmitted by telecopy, facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record) and the keeping of records in electronic form (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means), each of which will be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, as applicable, E-Sign, ESRA, ECSA, UETA, any other state law similar to UETA or the UCC. Borrower, Guarantor and each Lender agrees that it will be solely responsible to employ all security procedures necessary to ensure that only authorized parties will have access to making the electronic signatures by Borrower, Guarantor or such Lender, as applicable, and their respective affiliates, agents and designees. Borrower, Guarantor and each Lender agrees that Administrative Agent and Lenders are entitled to rely without further inquiry on the authenticity and validity of any such electronic signature received by Administrative Agent or such Lender under this Section in lieu of an original manually executed signature.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Borrower and the other parties hereto have duly executed and delivered this Agreement as of the date first above written.
ESSEX PORTFOLIO, L.P.,
a California limited partnership
By:    Essex Property Trust, Inc.,
a Maryland corporation,
its general partner
By:/s/ ANNE MORRISON
Name: Anne Morrison
Title: EVP, CAO & General Counsel

[Signatures Continue on the Next Page]

Signature Page to Term Loan Agreement
Essex Portfolio, L.P.

U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent
By:/s/ MATTHEW K. MAINS
Name: Matthew K. Mains
Title: Senior Vice President

[Signatures Continue on the Next Page]

Signature Page to Term Loan Agreement
Essex Portfolio, L.P.

U.S. BANK NATIONAL ASSOCIATION,
as a Lender
By:/s/ MATTHEW K. MAINS
Name: Matthew K. Mains
Title: Senior Vice President

[Signatures Continue on the Next Page]

Signature Page to Term Loan Agreement
Essex Portfolio, L.P.

BANK OF AMERICA, N.A.,
as a Lender
By:/s/ DENNIS KWAN
Name: Dennis Kwan
Title: Senior Vice President

[Signatures Continue on the Next Page]
Signature Page to Term Loan Agreement
Essex Portfolio, L.P.

REGIONS BANK,
as a Lender
By:/s/ WILLIAM CHALMERS
Name: William Chalmers
Title: Senior Vice President

[Signatures Continue on the Next Page]

Signature Page to Term Loan Agreement
Essex Portfolio, L.P.

TD BANK, N.A.,
as a Lender
By:/s/ GEORGE SKOUFIS
Name: George Skoufis
Title: Vice President

[Signatures Continue on the Next Page]
Signature Page to Term Loan Agreement
Essex Portfolio, L.P.

CITY NATIONAL BANK,
as a Lender
By:/s/ CYNTHIA CHOY
Name: Cynthia Choy
Title: Vice President

[Signatures Continue on the Next Page]
Signature Page to Term Loan Agreement
Essex Portfolio, L.P.

TRUIST BANK,
as a Lender
By:/s/ C. VINCENT HUGHES JR.
Name: C. Vincent Hughes, Jr.
Title: Director

[Signatures Continue on the Next Page]
Signature Page to Term Loan Agreement
Essex Portfolio, L.P.

ASSOCIATED BANK, NATIONAL ASSOCIATION,
as a Lender
By:/s/ MITCHELL VEGA
Name: Mitchell Vega
Title: Senior Vice President

Signature Page to Term Loan Agreement
Essex Portfolio, L.P.

CONSENT OF GUARANTOR
Reference is made to that certain Term Loan Agreement dated as of May 20, 2025 (the “Term Loan Agreement”), to which this Consent is attached. Capitalized terms used but not defined in this Consent shall have the meanings set forth in the Term Loan Agreement.
Essex Property Trust, Inc., a Maryland corporation, as the “Guarantor” under the Term Loan Agreement (a) acknowledges and consents to the terms and provisions of the Term Loan Agreement; (b) makes the representations set forth in Article 7 of the Term Loan Agreement that apply to Guarantor; (c) agrees to be bound by the covenants of Articles 6 and 10 of the Term Loan Agreement that apply to Guarantor; (d) acknowledges and affirms its obligations as a guarantor in favor of Administrative Agent and the Lenders pursuant to the Guaranty which it is executing and delivering on the date hereof; and (e) represents and warrants, to its knowledge, it has no defense, set-off, counterclaim or challenge against the performance of its obligations under the Guaranty or the enforcement of any of the terms or conditions thereof.
Dated as of May 20, 2025

ESSEX PROPERTY TRUST, INC.,
a Maryland corporation
By:/s/ ANNE MORRISON
Name: Anne Morrison
Title: EVP, CAO & General Counsel